Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
dated as of December 13, 2010
among
NCI, INC.,
And Its Subsidiaries,
as Borrowers
THE LENDERS FROM TIME TO TIME PARTY HERETO,
SUNTRUST BANK,
as Administrative Agent,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Lead Arranger and Book Manager
CITIZENS BANK OF PENNSYLVANIA,
as Syndication Agent
BRANCH BANKING AND TRUST COMPANY,
as Documentation Agent

TABLE OF CONTENTS

SECTION 1. Definitions	2

SECTION 2. Loans	27

2.1 Loans and Letters of Credit	27
2.2 Revolving Loans	28
2.3 Procedure for Revolving Loan Borrowings	28
2.4 Swingline Commitment	29
2.5 Procedure for Swingline Borrowing	29
2.6 Letters of Credit	30
2.7 Additional Revolving Loans	35
2.8 Funding of Borrowings	37
2.9 Interest Elections	38
2.10 Repayment of Loans	39
2.11 Interest on Loans	39
2.12 Fees	40
2.13 Computation of Interest and Fees	41
2.14 Evidence of Indebtedness	42
2.15 Inability to Determine Interest Rates	42
2.16 Illegality	43
2.17 Increased Costs	43
2.18 Funding Indemnity	44
2.19 Taxes	45
2.20 Optional Reduction and Termination of Commitments	47
2.21 Optional Prepayments	48
2.22 Mandatory Prepayments and Commitment Reductions	49
2.23 Payments Generally; Pro Rata Treatment; Sharing of Set-offs	50
2.24 Mitigation of Obligations; Replacement of Lenders	52
2.25 Defaulting Lender	53

SECTION 3. Security	54

3.1 Security Interest	54
3.2 Representations and Warranties Concerning the Collateral	54
3.3 Covenants Concerning the Collateral	56
3.4 Perfection of Security Interest	57
3.5 Power of Attorney	61
3.6 Limitations on Obligations	61

SECTION 4. Representations and Warranties	62

4.1 Incorporation, Good Standing and Due Qualification	62
4.2 Power and Authority	62
4.3 Legally Enforceable Agreement	62
4.4 Financial Statements	63
4.5 Litigation; Environmental Matters	63

4.6 Ownership and Liens	63
4.7 ERISA	63
4.8 Taxes	64
4.9 Use of Proceeds and Letters of Credit	64
4.10 Debt	64
4.11 Debarment and Suspension	64
4.12 Material Contracts	64
4.13 Intellectual Property	64
4.14 True and Complete Information	65
4.15 Integrated Business	65
4.16 Employee Relations	65
4.17 Burdensome Provisions	65
4.18 Absence of Defaults	65
4.19 Investment Company Act, Etc.	66
4.20 Insolvency	66
4.21 OFAC	66
4.22 Patriot Act	66
4.23 Disclosure	66
4.24 Survival of Representations and Warranties, Etc.	67

SECTION 5. Affirmative Covenants	67

5.1 Maintenance of Existence	67
5.2 Maintenance of Records	67
5.3 Maintenance of Properties	67
5.4 Conduct of Business	67
5.5 Maintenance of Insurance	67
5.6 Compliance with Laws	68
5.7 Right of Inspection	68
5.8 Reporting Requirements	68
5.9 Primary Operating Account	71
5.10 Additional Collateral, etc.	71
5.11 Further Assurances	72
5.12 Use of Proceeds and Letters of Credit	73

SECTION 6. Negative Covenants	73

6.1 Liens	73
6.2 Debt	74
6.3 Mergers, etc.	74
6.4 Leases	75
6.5 Sale and Leaseback; Synthetic Leases	75
6.6 Restricted Payments	75
6.7 Sale of Assets	75
6.8 Investments, Loans, Etc.	75
6.9 Guaranties, etc.	76
6.10 Acquisitions	76

6.11 Transactions with Affiliates	77
6.12 Fiscal Year; Accounting Policies; Organizational Documents; Material Contracts	77
6.13 Limitation on Restricted Actions	77
6.14 Amendment of Subordinated Indebtedness	77

SECTION 7. Financial Covenants	78

7.1 Net Worth	78
7.2 Senior Funded Debt Ratio	78
7.3 Fixed Charge Coverage Ratio	78
7.4 Capital Expenditures	78

SECTION 8. Conditions of Lending	78

8.1 Conditions Precedent to Closing	78
8.2 Conditions Precedent to Each Disbursement	80
8.3 Conditions to Subsidiaries Becoming Borrowers	81

SECTION 9. Default	82

9.1 Events of Default	82
9.2 Remedies upon Default	84

SECTION 10. The Administrative Agent	88

10.1 Appointment of Administrative Agent	88
10.2 Nature of Duties of Administrative Agent	88
10.3 Lack of Reliance on the Administrative Agent	89
10.4 Certain Rights of the Administrative Agent	89
10.5 Reliance by Administrative Agent	90
10.6 Administrative Agent’s Reimbursement and Indemnification by Lenders	90
10.7 The Administrative Agent in its Individual Capacity	91
10.8 Successor Administrative Agent	91
10.9 Authorization to Execute other Loan Documents; Collateral	92
10.10 Other Agents	93
10.11 Benefits of Article 10	93

SECTION 11. Miscellaneous	93

11.1 Notices	93
11.2 Waiver; Amendments	95
11.3 Expenses; Indemnification	96
11.4 Successors and Assigns	98
11.5 Governing Law; Jurisdiction; Consent to Service of Process	102
11.6 WAIVER OF JURY TRIAL	103
11.7 Right of Setoff	103
11.8 Counterparts; Integration	103
11.9 Survival	103
11.10 Severability	104

11.11 Confidentiality	104
11.12 Interest Rate Limitation	105
11.13 Captions	105
11.14 Use of Defined Terms	105
11.15 Accounting Terms	105
11.16 Patriot Act	105

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of the 13th day of December, 2010, is made by and among NCI, INC., a Delaware corporation (the “Company”), NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation (“NCI Virginia”), OPERATIONAL TECHNOLOGIES SERVICES, INC., a Delaware corporation (“OTS”), and KARTA TECHNOLOGIES, INC., a Texas corporation (“Karta”), and each other Subsidiary (as defined below) that becomes a party to this Agreement from time to time in accordance with the provisions set forth below (together with the Company, NCI Virginia, OTS and Karta, collectively, the “Borrowers,” and individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), SUNTRUST ROBINSON HUMPHREY, INC., in its capacity as Lead Arranger and Book Manager (in such capacity, the “Arranger”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).
RECITALS
Pursuant to the terms of the Existing Agreement among the Borrowers, SunTrust Robinson Humphrey, Inc., in its capacity as lead arranger and book manager, the Existing Lenders (terms not defined in these Recitals being used as defined in Section 1 of this Agreement) and the Administrative Agent, the Existing Lenders were committed to make extensions of credit to the Borrowers on the terms set forth therein, and issue the Existing Letters of Credit.
The Borrowers have requested that the Existing Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Agreement in its entirety to read as set forth in this Agreement.
The Borrowers have requested that the Lenders (a) establish a $125,000,000 revolving credit facility for; (b) establish a $8,000,000 swingline facility for; and (c) issue letters of credit for the account of, the Borrowers.
The Lenders severally, to the extent of their respective Commitments, as defined herein, have agreed to provide severally such financing to the Borrowers, subject to the terms and conditions of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lenders, the Administrative Agent and the Borrowers hereby agree to amend and restate the Existing Agreement, and the Existing Agreement is hereby amended and restated, in its entirety, as follows:
SECTION 1. Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.
“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure then outstanding.
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $125,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Revolving Credit Lenders at any time outstanding.
“Agreement” means this Amended and Restated Loan and Security Agreement, as it amends and restates the Existing Agreement in its entirety, and as the same may be amended, modified or supplemented from time to time.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated on the signature page hereto, or such other office of such Lender (or Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean the applicable percentage corresponding to the Senior Funded Debt Ratio set forth below, as calculated by the Administrative Agent. The Applicable Margin on the Closing Date for (a) Revolving Loans that are LIBOR Loans or Index Rate Loans, and Swingline Loans that are Index Rate Loans shall be 2.00%, and (b) Revolving Loans and Swingline Loans that are Base Rate Loans shall be 2.00%. The Applicable Margin will be adjusted on a quarterly basis in accordance with the table set forth below:

	Applicable Margin for Revolving	Applicable Margin for
Senior Funded Debt	LIBOR Loans and Index Rate Loans	Revolving and Swingline
Ratio	and for Swingline Index Rate Loans	Base Rate Loans
Less than 1.00 to 1.	2.00%	2.00%
Equal to or greater than 1.00 to 1, and less than to 2.00 to 1.	2.25%	2.25%
Equal to or greater than 2.00 to 1, and less than to 2.50 to 1.	2.50%	2.50%
Equal to or greater than 2.50 to 1, and less than to 3.00 to 1.	2.75%	2.75%
Equal to or greater than 3.00 to 1.	3.00%	3.00%
The Applicable Margin will be adjusted to the percentage corresponding to the applicable Senior Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s financial statements for the last month of each fiscal quarter pursuant to Section 5.8. No decrease in the Applicable Margin shall become effective if, at such time, any Event of Default has occurred and is continuing until such time as such Event of Default is cured or waived in accordance with the terms of this Agreement and no other Events of Default have occurred and are continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Applicable Margin may be increased, at the option of the Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage above, to be effective from the date on which the statements were due through the date on which such financial statements are delivered to the Administrative Agent, whereupon the Applicable Margin shall again be adjusted to the applicable percentage corresponding to the Senior Funded Debt Ratio in effect as of the last day of such fiscal quarter of the Company; provided, further, that in the event that any financial statements delivered pursuant to Section 5.8 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrowers shall (i) immediately deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) immediately determine the Applicable Margin for such Applicable Period based upon the corrected statements and (iii) promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.23. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.11 and Section 9.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any Disposition of assets or series of related Dispositions of assets which yields Net Cash Proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000.
“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and a permitted assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.
“Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.
“Assumption Agreement” means an assumption agreement, in form and substance acceptable to the Administrative Agent, executed by a Subsidiary that becomes a party to this Agreement in accordance with the provisions of Section 8.3 below, pursuant to which such Subsidiary agrees to be bound by all of the terms and conditions of the Loan Documents as though it were an original signatory thereto.
“Base Rate” shall mean the highest of (i) the Prime Rate, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) or (iii) the Index Rate, as in effect from time to time.
“Base Rate Loan” means any Loan or portion thereof with respect to which the interest rate is calculated by reference to the Base Rate.
“Bonded Contract” means any Government Contract, or any task order issued under or in connection with a Government Contract, with respect to which the Borrower’s performance is guaranteed by a performance bond issued by a surety company.
“Bond Indemnity Agreement” means any indemnity agreement between a Borrower and the surety company which has issued a performance bond with respect to a Bonded Contract.
“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble to this Agreement.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Borrowing Availability” means, at any time, the amount by which the Aggregate Revolving Commitment Amount exceeds the sum of the outstanding Revolving Loans, Swingline Loans and LC Exposure.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State, and, with respect to the determination of LIBOR and the Index Rate, or if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a LIBOR Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.
“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease” means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP, except to the extent that such leases are required to be treated as capital leases due to a change after the date of this Agreement in GAAP lease accounting with regards to leases for real estate used in the business of the Borrowers.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Flow Available for Fixed Charges” means, means, for any period, EBITDA for such period, plus Permitted Acquisition EBITDA for such period, minus income taxes paid in cash during such period, minus Non-Financed Capital Expenditures for such period, plus non-cash stock compensation expense for such period, except to the extent that such charges are reserves for future cash charges, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.
“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.5(a).
“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record (in a single transaction or a series of transactions) by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Charles K. Narang (or any charitable foundation or family trust controlled, directly or indirectly, by Charles K. Narang), of shares of stock representing the right to vote 30% or more of the total votes on all matters submitted to a vote of the stockholders of the Company; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any governmental authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by such Lender’s or the Issuing Bank’s Parent Company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directions in connection therewith (the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date hereof).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
“Closing” means the initial disbursement of the Loans.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.
“Collateral” means the following properties, assets and rights (if any) of each Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof: all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and all accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, tort claims, and all general intangibles (including all payment intangibles and Intellectual Property).
“Commitment” shall mean a Revolving Commitment or a Swingline Commitment, or any combination thereof (as the context shall permit or require).
“Commitment Termination Date” shall mean the earliest of (i) four years after the date of this Agreement, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.20 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and any extension or extensions thereof granted by all of the Lenders.
“Company” shall have the meaning assigned to such term in the preamble to this Agreement.
“Condo Unit” means the condominium unit owned by NCI Virginia and located at 11776 Stratford House Place, #407, Reston, Virginia, 20190.
“Covenant Compliance Certificate” means a certificate executed by a Principal Officer of the Company, containing a calculation of the financial covenants contained in Section 7 below and certifying that no Default or Event of Default has occurred and is continuing, substantially in the form of Exhibit A attached hereto.
“Customer” means any Person obligated to make payments with respect to a Receivable or any other Collateral.

“Debt” means, collectively, and includes, without duplication, with respect to any specified Person, (a) indebtedness or liability for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person) or for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (b) obligations as a lessee under a Capital Lease or a Synthetic Lease; (c) obligations, contingent or otherwise, to reimburse the issuer of letters of credit or acceptances; (d) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (e) obligations under Hedging Agreements; (f) obligations under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; (g) all preferred stock or similar equity interests issued by such Person which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or acceleration at any time during the term of this Agreement; (h) the amount of contingent obligations of such Person incurred in connection with acquisitions (including, without limitation, obligations to make earnout payments or other contingent payments) required to be shown on a balance sheet in accordance with GAAP, in each case as determined in accordance with GAAP, (i) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed, provided that if such obligation or liability has not been assumed the maximum value of such debt shall be the lesser of (1) the fair market value of such property and (2) the amount of such obligation or liability, and (j) Off-Balance Sheet Liabilities. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Debt provide that such Person is not liable therefor.
“Default” means any condition or event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.
“Default Interest” shall have the meaning assigned to such term in Section 2.11(d).
“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of a Letter of Credit and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Disposition” means with respect to any assets, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollars” and “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.
“EBITDA” means, for any Person for any period, (a) consolidated Net Income of such Person and its Subsidiaries for such period plus, (b) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) Interest Expense, (3) amortization expense and (4) tax expense, less (c) to the extent added to determine such consolidated Net Income, extraordinary or unusual gains or other gains not incurred in the ordinary course of business, unrealized gains on Hedging Agreements and revenues from discontinued operations, plus, (d) to the extent deducted to determine such consolidated Net Income, extraordinary or unusual losses or other losses not incurred in the ordinary course of business, unrealized losses on Hedging Agreements and expenses from discontinued operations.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to human health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Issuance” means any issuance or sale by a Person of its Capital Stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such Capital Stock or other similar equity security, for cash, excluding the issuance of Capital Stock by any Subsidiary to another Subsidiary or to the Company, and excluding (a) any Capital Stock used as payment for a Permitted Acquisition and (b) any such securities or rights or options issued by the Company as incentive or bonus compensation pursuant to incentive or bonus plans for directors, officers and employees of the Company and its Subsidiaries approved by the Board of Directors of the Company or upon the exercise of any such options or rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations issued pursuant thereto.
“ERISA Affiliate” means with respect to a specified Person, an entity, whether or not incorporated, which is under common control with the specified Person within the meaning of §4001 of ERISA or is part of a group which includes the specified Person and with which the specified Person is treated as a single employer under §§414(b) or (c) of the Code.
“Event of Default” means any of the events specified as an “Event of Default” under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either the pledge of all of the Capital Stock of such Subsidiary, or the business assets of such Subsidiary, are not required by the Administrative Agent or the Required Lenders as Collateral.
“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) net income, profits, capital or franchise taxes imposed on such recipient by the United States of America, any state or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or where such recipient is deemed to be doing business for tax purposes (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) any Taxes imposed by reason of Sections 1471 through 1474 of the Code and (d) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure or inability to comply with Section 2.19.
“Existing Agreement” means the Loan and Security Agreement, dated as of March 14, 2006, as amended by the First Amendment to Loan and Security Agreement, dated as of August 1, 2006, as amended by the Consent and Waiver, dated as of January 31, 2007, as amended by the Second Amendment to Loan and Security Agreement, dated June 27, 2007, as amended by the Third Amendment to Loan and Security Agreement, dated as of March 20, 2008, and as amended by the Fourth Amendment to Loan and Security Agreement, dated as of November 1, 2010, by and among the Borrowers, the Existing Lenders, SunTrust Bank, in its respective capacities as administrative agent, issuing bank and swingline lender, and SunTrust Robinson Humphrey, Inc., as lead arranger and book manager.

“Existing Lenders” means the banks and other financial institutions party to the Existing Agreement.
“Existing Letters of Credit” means those letters of credit listed on Schedule I attached hereto.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fixed Charge Coverage Ratio” means, for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter of the Company, the ratio of (a) Cash Flow Available for Fixed Charges for such period to (b) Fixed Charges for such period. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.
“Fixed Charges” shall mean, for the Company and its Subsidiaries for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) current maturities of long-term Debt, including Capital Leases, as of the end of such period and payable over the next succeeding period of four fiscal quarters, and (c) Restricted Payments made during such period, other than any redemptions or repurchases made pursuant to clause (e) of Section 6.6 during such period.
“Foreign Lender” shall mean any Lender that is a Foreign Person.
“Foreign Person” shall mean any Person that is not a United States person under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
“Funded Debt” means, for any Person, the sum of the consolidated Debt of such Person and its Subsidiaries, without duplication, for (a) borrowed money, (b) the deferred purchase price of property or services, (c) obligations under repurchase agreements, (d) Capital Lease obligations, (e) the aggregate implied principal amount of Synthetic Lease obligations of such Person calculated in accordance with applicable federal income tax laws and regulations, (f) the amount of any outstanding Debt Guaranteed, (g) contingent or matured reimbursement obligations for letters of credit issued for the account of such Person or any Subsidiary of such Person, (h) all preferred stock or similar equity interests issued by such Person which by the terms thereof would be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or acceleration at any time during the term of this Agreement, (i) the maximum amount of contingent obligations of such Person incurred in connection with acquisitions (including, without limitation, obligations to make earnout payments) that are required to be reflected on a balance sheet as liabilities in accordance with GAAP, and (j) any Debt incurred in the context of a partnership or a joint venture in which such Person or any Subsidiary of such Person is a general partner or a joint venturer except to the extent that the terms of such Debt provide that such Person is not liable therefor, in each case determined in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles consistently applied.
“Government” means the United States of America or any agency or instrumentality thereof.
“Government Contract” means any contract with the Government under which a Borrower is a prime contractor or a subcontractor.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature the use, storage or disposal of which is regulated pursuant to any Environmental Law.
“Hedging Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Index Rate” shall mean that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:
(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date, divided by
(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Index Rate Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate.
“Index Rate Determination Date” shall mean the Closing Date and the first Business Day of each calendar month thereafter.
“Intellectual Property” means all copyrights (whether registered or unregistered), copyright registrations, trademarks, servicemarks, patents, patent applications and licenses to use any of the foregoing.
“Intellectual Property Assignment” means a Collateral Assignment, Patent Mortgage and Security Agreement, in substantially the form of Exhibit B attached hereto, as the same may be amended, modified or supplemented from time to time.
“Interest Expense” means, for any Person for any period, the sum of the following, determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP: (a) all interest in respect of Debt (including the interest component of any payments in respect of Capital Leases and Synthetic Leases) accrued or capitalized during such period, plus (b) the net amount payable (or minus the net amount receivable) under any Hedging Agreement during such period. For purposes hereof other than the determination of consolidated EBITDA of the Company and its Subsidiaries, Interest Expense for the first three fiscal quarters to occur after the consummation of a Permitted Acquisition shall be determined by annualizing Interest Expense such that for the first fiscal quarter to occur after such consummation, such Interest Expense would be multiplied by four (4), the first two fiscal quarters would be multiplied by two (2) and the first three fiscal quarters would be multiplied by one and one-third (1 1/3).

“Interest Period” shall mean with respect to any LIBOR Borrowing, a period of one, two, three or six months as selected by the Company in accordance with the terms of this Agreement; provided, that:
(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a LIBOR Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii) any Interest Period in respect of a LIBOR Borrowing which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
(v) no Interest Period may extend beyond the Commitment Termination Date.
“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.6.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $10,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to the terms of a Letter of Credit.
“LC Documents” shall mean each Letter of Credit Agreement, the Letters of Credit and all other applications, agreements and instruments executed and delivered by any Borrower relating to the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Revolving Credit Percentage of the total LC Exposure at such time.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement, and shall include, where appropriate, the Swingline Lender; it being expressly understood and agreed that the Swingline Lender shall not be included with respect to any determination of Required Lenders or all Lenders.
“Letters of Credit” means any letter of credit issued pursuant to Section 2.6 by the Issuing Bank for the account of any Borrower, pursuant to the LC Commitment, and the Existing Letters of Credit, whether now outstanding or issued after the date of this Agreement.
“Letter of Credit Agreement” means, collectively and individually, each standard form of Application and Agreement for Irrevocable Standby Letter of Credit, to be executed and delivered by the Borrowers to the Issuing Bank in connection with each Letter of Credit, as any of the same may be amended, modified or supplemented from time to time.
“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum obtained by dividing (i) Fixed LIBOR for such Interest Period (rounded upwards to the next 1/100th of 1%) by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. For purposes hereof, the term “Fixed LIBOR” shall mean, for any applicable Interest Period with respect to any LIBOR Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Loan of the Administrative Agent. “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to LIBOR pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Administrative Agent’s determination of Fixed LIBOR and the Eurodollar Reserve Percentage shall be conclusive and binding on the Company, its Subsidiaries and the Lenders absent manifest error.
“LIBOR Borrowing” and “LIBOR Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to LIBOR (other than an Index Rate Loan or an Index Rate Borrowing).
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, escrow agreement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease, any Synthetic Lease, any assignment of any Receivable of a Borrower to an escrow agent for the benefit of a third party) and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).
“Loan Documents” means this Agreement, each Notice of Borrowing, each Revolving Note, the Swingline Note, each Assumption Agreement, each Intellectual Property Assignment, each Mortgage, each Letter of Credit Agreement, each LC Document, each Hedging Agreement between any Borrower and the Administrative Agent or any Lender or the Issuing Bank or any Affiliate of the Administrative Agent or any Lender or the Issuing Bank, any Mortgage and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, including, without limitation, any life insurance assignment, pledge agreement, security agreement, interest rate swap agreement or similar agreement, deed of trust, mortgage, guaranty, promissory note or subordination agreement.
“Loans” means all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context may require, made by the Lenders to the Borrowers pursuant to Section 2.1 of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under any Loan Document, (c) the rights of or benefits available to the Administrative Agent, the Issuing Bank and the Lenders under any Loan Document, or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Contract” means any contract or other arrangement (other than the Loan Documents) to which a Borrower or any Subsidiary is a party (a) requiring payments by any party thereto of more than 10% per annum of the annual consolidated gross revenues of the Company and its Subsidiaries, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.
“Minimum Net Worth Compliance Level” means, at any time, (i) 85% of Net Worth as at the fiscal quarter of the Company ended on September 30, 2010, plus (ii) 50% of consolidated Net Income of the Company and its Subsidiaries on a cumulative basis for all succeeding fiscal quarters; provided, that if Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Net Income shall not reduce the amount of Net Income added from any previous fiscal quarter; plus (iii) 100% of the amount by which the Company’s “total stockholders’ equity” is increased as a result of any public or private offering of common stock of the Company after September 30, 2010; less (iv) the amount of Restricted Payments made pursuant to Section 6.6(e) on a cumulative basis, but not to exceed $25,000,000 in the aggregate.
“Moody’s” means Moody’s Investors Service, Inc., its successors and assigns.
“Mortgage” means a mortgage or deed of trust made by any Borrower in favor of, or for the benefit of, the Administrative Agent for the ratable benefit of the Lenders, in form and substance acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Net Income” means, for any Person for any period, the consolidated gross revenues of such Person and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of such Person and its Subsidiaries for such period, all as determined in accordance with GAAP.
“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, professional advisors’ fees, other transaction costs, amounts required to be applied to the repayment of Debt secured by a Lien on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any Equity Issuances or issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, professional advisors’ fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Worth” means, as of any date, (i) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the (ii) sum of (x) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Non-Financed Capital Expenditures” means, for any Person, Capital Expenditures other than those financed within 30 days after incurrence with long-term Debt (other than Revolving Loans or Swingline Loans) incurred by such Person, or pursuant to a sale and leaseback transaction.
“Notes” shall mean, collectively, the Revolving Notes and the Swingline Note.
“Notice of Borrowing” shall mean a written notice (or telephonic notice promptly confirmed in writing) constituting a request for a Revolving Loan Borrowing or a Swingline Loan, containing the specific requirements of Sections 2.3 or 2.5, as the case may be.
“Notice of Conversion/Continuation” shall mean the notice given by the Company to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.9(b) hereof.
“Obligations” means (a) the Loans, the LC Disbursements, the Revolving Notes, the Swingline Note, the Letter of Credit Agreements, all indebtedness and obligations of a Borrower under this Agreement and the other Loan Documents, and all other Debt and obligations of a Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) arising out of or relating to any Loan Document, now existing or hereafter arising, of every kind and description, direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, as amended, modified, renewed, extended or increased from time to time, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) any overdrafts in any deposit account maintained by a Borrower with the Administrative Agent or any Lender (including the Swingline Lender), (c) any obligations arising under any Hedging Agreements between a Borrower and the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender, (d) any obligations under any corporate purchasing card or credit card account established for a Borrower by any Lender, the Administrative Agent or any Affiliate of the Administrative Agent or any Lender, (e) all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender) incurred pursuant to this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (f) all obligations and other liabilities of any Borrower owed to the Administrative Agent, any Lender or any Affiliate thereof pursuant to any agreements governing the provision to such Borrower of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, and (g) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, or modifications thereof.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any mandatory repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any Synthetic Lease transaction, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in the Federal Reserve Board Regulation Y), if any, of such Lender, and/or Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Payment Office” means the office of the Administrative Agent located at 8330 Boone Boulevard, Suite 700, Vienna, Virginia 22182, or such other location as to which the Administrative Agent shall have given written notice to the Company and the other Lenders.

“Permitted Acquisition” means any transaction consummated in which a Borrower or a Subsidiary acquires all or substantially all of the assets or outstanding Capital Stock or equity interests of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to a an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that, unless otherwise approved by the Required Lenders, (a) at the closing of such transaction, after giving effect thereto, no Event of Default shall have occurred and be continuing, (b) the Target has EBITDA for the twelve month period ending as of the most recent fiscal quarter end prior to the acquisition date in an amount greater than $0, (c) such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the Company and the Target, (d) at least 10 Business Days prior to the consummation of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (the “Acquisition Notice”), which shall include a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment), (e) a Borrower shall be the surviving entity of any merger, (f) the Acquired Business shall be in substantially the same line of business as the Borrowers as provided in Section 5.4, and shall not be a Foreign Person, (g) the aggregate value of the sum of current and deferred cash to be paid and issued, plus Debt paid or assumed, in connection with all transactions (the “Aggregate Acquisition Consideration”) shall not exceed $75,000,000 in any fiscal year of the Company, unless otherwise approved by the Administrative Agent and the Required Lenders, (h) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent pro forma financial statements for the next succeeding three-year period giving effect to the acquisition, which shall included assumptions used and any pro forma adjustments that have been made, which shall be reasonably acceptable to the Administrative Agent, and shall reflect to the Administrative Agent’s reasonable satisfaction that, without regard to any expense reductions or other projected synergies attributable to the acquisition, the Company and its Subsidiaries will continue to be in compliance with all of the financial covenants set forth in this Agreement and the pro forma Senior Funded Debt Ratio will not exceed 3.00 to 1, and (i) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Principal Officer of the Company demonstrating in sufficient detail compliance with the financial covenants contained in Section 7 of the Agreement on a pro forma basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrowers contained in this Agreement will be true and correct and that the Borrowers, as of the date of such consummation, will be in compliance with all other terms and conditions contained in this Agreement, and that there will be Borrowing Availability of not less than $10,000,000.
“Permitted Acquisition EBITDA” shall mean, for any period prior to a Permitted Acquisition, EBITDA of the Target or Targets acquired in such acquisition for such period, as approved by the Administrative Agent in its reasonable discretion.
“Permitted Bonding Company Liens” shall mean any Lien granted by a Borrower in favor of a surety company which has issued a performance bond for a Bonded Contract, provided that: (a) such Lien attaches only to equipment, machinery, inventory, and materials relating to, as well as sums due or to become due, in connection with, such Bonded Contract, (b) the aggregate amount of work to be performed under all such Bonded Contracts for all Borrowers shall not exceed $30,000,000 at any time, (c) the aggregate amount of work to be performed under any single task order shall not exceed $20,000,000, (d) prior to granting such Lien to the applicable surety company, the Administrative Agent shall receive and approve the terms of the applicable Bond Indemnity Agreement and (e) no such Lien shall be granted at any time after a Borrower has incurred a loss or negative earnings adjustment in excess of $5,000,000 with respect to any Bonded Contract.

“Permitted Teaming Arrangement” means joint ventures and teaming arrangements entered into by a Borrower in the ordinary course of business, provided that such Borrower does not assume or become liable for any Debt or obligations of any other party to the joint venture or teaming arrangement in connection therewith.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or other entity of whatever nature.
“Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified the Company that an event of the kind described in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent has in good faith determined and notified the Company that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
“Primary Operating Account” means any deposit account or controlled disbursement account on which the Company draws to pay all or substantially all of its operating expenses.
“Prime Rate” means the per annum rate of interest which the Administrative Agent publicly announces from time to time to be its prime lending rate. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal Officer” means each of the Chief Executive Officer, President, the Vice President/Controller and the Chief Financial Officer of the Company or any Subsidiary.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Price Refund” means any amount in excess of $500,000 received by the Company or any Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition or Disposition by the Company or any Subsidiary.
“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by the Company or any Subsidiary.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries in excess of $500,000 in the aggregate during any fiscal year of the Company.
“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to reduce the Revolving Commitments pursuant to Section 2.22(c) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” means any Asset Sale, Purchase Price Refund or Recovery Event in respect of which a Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice” means a written notice executed by a Principal Officer at a time when any Obligations are outstanding stating that no Default or Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire equipment or other fixed assets useful in its business and of the same or similar type as the assets subject to such Asset Sale, Purchase Price Refund or Recovery Event.
“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire equipment or other fixed assets useful in the business of the Company (directly or indirectly through a Subsidiary) and of the same or similar type as the assets subject to such Reinvestment Event.
“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which a Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, (a) at any time when there are three or fewer Lenders, not less than two Lenders holding more than 50% of the Aggregate Exposure of all Lenders, and (b) at any other time, Lenders holding more than 50% of the Aggregate Exposure of all Lenders; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal or premium, if any, or interest upon the redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt (other than Subordinated Debt between or among Borrowers or payments on Subordinated Debt permitted by the Required Lenders), or (e) the payment by the Borrowers or any of their Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation has not been deducted as an expense to determine consolidated Net Income of the Company and its Subsidiaries.
“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender set forth on Schedule II attached hereto, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in an assignment and acceptance agreement, acceptable in form and substance to the Administrative Agent, executed by such Person as an assignee.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time and without duplication, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC Exposure and such Lender’s Swingline Exposure.
“Revolving Credit Lender” means each Lender that has a Revolving Commitment or is the holder of Revolving Credit Exposure.
“Revolving Credit Percentage” means as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Exposure then outstanding constitutes of the aggregate principal amount of the Revolving Credit Exposures of all Lenders then outstanding).

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan, an Index Rate Loan or a LIBOR Loan.
“Revolving Note” means a promissory note payable to the order of a requesting Revolving Credit Lender, in form and substance acceptable to the Administrative Agent and the requesting Revolving Credit Lender, in the principal amount of such Revolving Credit Lender’s Revolving Commitment, and evidencing the joint and several obligations of the Borrowers to repay the Revolving Loans made by such Revolving Credit Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.
“S&P” means Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns.
“Senior Funded Debt Ratio” means, at any time, the ratio of (a) consolidated Funded Debt of the Company and its Subsidiaries then outstanding, excluding Subordinated Debt, to (b) the sum of (1) consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended, or, if such determination is being made at the end of a fiscal quarter of the Company, for the period of four fiscal quarters then ended, plus, (2) Permitted Acquisition EBITDA, plus (3) charges for non-cash stock compensation expense for such period, except to the extent that such charges are reserves for future cash charges.
“State” means the Commonwealth of Virginia.
“Subordinated Debt” shall mean any Debt of the Company or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to, and with the consent of, the Administrative Agent and the Required Lenders, (ii) that matures by its terms no earlier than six months after the later of the Commitment Termination Date then in effect with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.
“Subsidiary” as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $8,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans with respect to which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Revolving Credit Percentage of all outstanding Swingline Loans.
“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.
“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.
“Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment.
“Swingline Termination Date” shall mean the earliest of (i) four years after the date of this Agreement, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.20 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and any extension or extensions thereof granted by the Required Lenders.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered Debt for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority.
“Total Assets” means, for any fiscal year of the Company, the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of the last day of the immediately preceding fiscal year, prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Total Revenues” means, for any fiscal year of the Company, the consolidated gross revenues of the Company and its Subsidiaries for fiscal year, prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Type,” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR, the Index Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as adopted in the State, and all amendments thereto.
“Unused Fee” shall mean the applicable quarterly fee corresponding to the Senior Funded Debt Ratio set forth below, as calculated by the Administrative Agent, as applied in accordance with Section 2.12(b). The applicable Unused Fee on the Closing Date shall be 0.30%. The Unused Fee will be adjusted on a quarterly basis in accordance with the table set forth below:

Senior Funded Debt Ratio	Unused Fee
Less than 1.00 to 1.	0.30%
Equal to or greater than 1.00 to 1, and less than to 2.00 to 1.	0.30%
Equal to or greater than 2.00 to 1, and less than to 2.50 to 1.	0.375%
Equal to or greater than 2.50 to 1, and less than to 3.00 to 1.	0.45%
Equal to or greater than 3.00 to 1	0.50%
The Unused Fee will be adjusted to the percentage corresponding to the applicable Senior Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s financial statements for the last month of each fiscal quarter pursuant to Section 5.8. No decrease in the Unused Fee shall become effective if, at such time, any Event of Default has occurred and is continuing until such time as such Event of Default is cured or waived in accordance with the terms of this Agreement and no other Events of Default have occurred and are continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Unused Fee may be increased, at the option of the Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage above, to be effective from the date on which the statements were due through the date on which such financial statements are delivered to the Administrative Agent, whereupon the Unused Fee shall again be adjusted to the applicable percentage corresponding to the Senior Funded Debt Ratio in effect as of the last day of such fiscal quarter of the Company; provided, further, that in the event that any financial statements delivered pursuant to Section 5.8 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Unused Fee for any period (an “Applicable Fee Period”) than the Unused Fee applied for such Applicable Fee Period, and only in such case, then the Borrowers shall (i) immediately deliver to the Administrative Agent corrected financial statements for such Applicable Fee Period, (ii) immediately determine the Unused Fee for such Applicable Fee Period based upon the corrected statements and (iii) promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Unused Fee for such Applicable Fee Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.23. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.11 and Section 9. For purposes of computing the Unused Fee, the Revolving Loans shall be deemed used to the extent of the then outstanding Revolving Loans plus the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit as of such time, plus (ii) the aggregate amount of all unreimbursed LC Disbursements, but not outstanding Swingline Loans.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Swingline Loan”) or by Type (e.g., a “LIBOR Loan”, “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Loan Borrowing”) or by Type (e.g., “LIBOR Borrowing”) or by Class and Type (e.g., “Revolving LIBOR Borrowing”).
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) terms used herein and having a definition under the Uniform Commercial Code shall be construed as having such definition herein and (h) any reference to a specific time shall be construed to refer to that time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
SECTION 2. Loans.
2.1 Loans and Letters of Credit. Subject to the terms and conditions of this Agreement, (a) the Revolving Credit Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which the Revolving Credit Lenders severally agree (to the extent of each Revolving Credit Lender’s Revolving Credit Percentage up to such Revolving Credit Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2; (b) the Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers in accordance with Section 2.6; (c) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; and (d) each Revolving Credit Lender severally agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate amount of Revolving Credit Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect.

2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrowers, from time to time until the Commitment Termination Date in an aggregate principal amount at any one time outstanding that will not result in (a) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Commitment or (b) the aggregate amount of the Revolving Credit Exposure outstanding exceeding the Aggregate Revolving Credit Commitments. On the Closing Date, a Revolving Loan will be made to repay all outstanding Debt of the Borrowers under the Existing Agreement.
2.3 Procedure for Revolving Loan Borrowings. The Company, on behalf of the Borrowers, shall give the Administrative Agent a Notice of Borrowing with respect to each Revolving Loan Borrowing (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing or Index Rate Borrowing (which shall be a Business Day) and (y) prior to 12:00 noon three (3) Business Days prior to the requested date of each LIBOR Borrowing. Each Notice of Borrowing under this Section shall be irrevocable and shall specify: (i) the aggregate principal amount of such Revolving Loan Borrowing, (ii) the date of such Revolving Loan Borrowing (which shall be a Business Day), (iii) the Type of the Revolving Loans comprising such Borrowing, and (iv) in the case of a LIBOR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Loan Borrowing shall consist entirely of Base Rate Loans, Index Rate Loans or LIBOR Loans, as the Company may request, provided, that on the Closing Date all Revolving Loans shall be Index Rate Loans. Promptly following the receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and the amount of such Revolving Credit Lender’s Revolving Loan to be made as part of the requested Revolving Loan Borrowing. Each Borrower appoints the Company as its agent to request and receive the proceeds of the Revolving Loans on behalf of all Borrowers. The Company agrees to distribute the proceeds of the Revolving Loans among the Borrowers when and as needed by the Borrowers to refinance the existing Debt of the Borrowers under the Existing Agreement and to pay fees and expenses relating to this Agreement and the Loans, and to finance working capital needs, Capital Expenditures permitted by this Agreement, Permitted Acquisitions and the redemptions or repurchases of shares of the Capital Stock of the Company permitted pursuant to Section 6.6 and for other general corporate purposes of the Borrowers. Revolving Loans may be requested by those individuals designated by the Company from time to time in written instruments delivered to the Administrative Agent; provided, however, that the Borrowers shall remain liable with respect to any Revolving Loan disbursed by any Lender in good faith hereunder, even if such Revolving Loan is requested by an individual who has not been so designated. The proceeds of each Revolving Loan will be credited to a deposit account maintained with the Administrative Agent by the Company by 3:00 p.m. on the date of the requested Borrowing.

2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Revolving Credit Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
2.5 Procedure for Swingline Borrowing.
(a) The Swingline Lender agrees to make Swingline Loans to the Company from time to time in accordance with the treasury and cash management services and products provided to the Company by the Swingline Lender (the “Cash Management Swingline Loans”). For other Swingline Loans, the Company, on behalf of the Borrowers, shall give the Administrative Agent a Notice of Borrowing with respect to each Swingline Loan prior to 12:00 noon on the requested date of each Swingline Borrowing. Each Notice of Borrowing under this Section shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day), (iii) the Type of such Swingline Loan and (iv) the account of the Company to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each such request and the details thereof. Each Cash Management Swingline Loan shall be made initially as an Index Rate Loan, and each other Swingline Loan shall be made as a Base Rate Loan or an Index Rate Loan. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Company in the applicable request not later than 2:00 p.m. on the requested date of such Swingline Loan.
(b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (each of which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Borrowing with respect to Revolving Loans to the Administrative Agent and the Company requesting the Revolving Credit Lenders (including the Swingline Lender) to make Index Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Credit Lender will make the proceeds of its Index Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan. The Swingline Lender agrees that it shall give such Notice of Borrowing on the last Business Day of each calendar week if any Swingline Loans are then outstanding.

(c) If for any reason an Index Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then such Swingline Loan shall automatically be converted to a Base Rate Loan, upon notice from the Swingline Lender to the Administrative Agent and the Company, and each Revolving Credit Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Revolving Credit Percentage thereof on the date that such Index Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(d) Each Revolving Credit Lender’s obligation to make an Index Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Credit Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or would reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower, the Administrative Agent or any Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing: provided, however, that the obligation of each Revolving Credit Lender to make any such Index Rate Loan or purchase any such participating interest is subject to the condition that the Swing Line Lender believed in good faith that all conditions under Section 8.2 were satisfied at the time the Swing Line Loan was made. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Revolving Credit Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Revolving Credit Lender’s participation interest in such Swingline Loans that such Revolving Credit Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
2.6 Letters of Credit.
(a) Until the Commitment Termination Date, the Issuing Bank, in reliance upon the agreements of the other Revolving Credit Lenders pursuant to Section 2.6(d), agrees to issue, at the request of the Company, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire not later than the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date (except pursuant to a clause whereby the Issuing Bank is entitled to terminate the Letter of Credit on an annual basis by giving prior written notice to the beneficiary thereof in accordance with the written terms of such Letter of Credit); (ii) each Letter of Credit shall be in a stated amount of at least $25,000; (iii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount; (iv) the Company may not request any Letter of Credit if there is any Defaulting Lender or Potential Defaulting Lender at the time of such request or issuance unless the Borrower has cash collateralized (in accordance with Section 2.6(g)) a portion of its obligations owed to the Issuing Bank with respect to Letters of Credit and owed to the Swingline Lender with respect to the Swingline Loans, in each case equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be; and (v) no Event of Default has occurred and is continuing. Upon the issuance of each Letter of Credit each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Credit Lender by an amount equal to the amount of such participation.
(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Company shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions precedent to the effectiveness of this Agreement, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any Letter of Credit Agreement relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such Letter of Credit Agreement and this Agreement, the terms of this Agreement shall control.
(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.6(a) or (2) that one or more of the conditions precedent set forth in Section 8 of this Agreement are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Company and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing upon the Issuing Bank’s written demand therefor, but otherwise without presentment, demand or other formalities of any kind. Unless the Company shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Credit Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Credit Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Revolving Credit Lender purchased pursuant to subsection (a) in an amount equal to its Revolving Credit Percentage of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Revolving Credit Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing provided, however, that the obligation of each Revolving Credit Lender to fund any such participation is subject to the condition that the Issuing Bank believed in good faith that all conditions under Section 8.2 were satisfied at the time the Letter of Credit was issued. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Credit Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Credit Lender its Revolving Credit Percentage of such payment; provided, that if such payment is required to be returned for any reason to a Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Credit Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Revolving Credit Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.6 on the due date therefor, such Revolving Credit Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Revolving Credit Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Credit Lender shall be obligated to pay interest on such amount at the rate for Default Interest.
(g) If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the ratable benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Sections 9.1(g) or 9.1(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers one Business Day after all Events of Default have been cured or waived.

(h) Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Company a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i) The Borrowers’ obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(1) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(2) The existence of any claim, set-off, defense or other right which a Borrower or any Subsidiary or Affiliate of a Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(3) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(4) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(5) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or
(6) The existence of a Default or an Event of Default.
(j) Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that neither the foregoing nor the provisions of

2.6(i) shall be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(k) Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 11.5.
(l) Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued by SunTrust Bank as the Issuing Bank on the Closing Date.
2.7 Additional Revolving Loans.
(a) From time to time after the Closing Date, the Borrowers may, upon written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), request an increase (the “Increase Request”) in the Aggregate Revolving Commitment Amount (the amount of any such increase, the “Additional Revolving Commitment Amount”). The Increase Request shall specify the amount of the Additional Revolving Commitment Amount and the date on which the Additional Revolving Commitment Amount is to become effective (the “Increase Date”) (which shall be a Business Day at least ten Business Days after the delivery of the Increase Request and at least 30 days prior to the Commitment Termination Date).

(b) The increase in the Aggregate Revolving Commitment Amount shall be conditioned upon satisfaction of the following conditions:
(1) after giving effect to such increase, the Aggregate Revolving Commitment Amount shall not exceed $175,000,000 (less any voluntary reductions pursuant to Section 2.20);
(2) no Default or Event of Default shall have occurred and be continuing on the relevant Increase Date or shall result from any Additional Revolving Commitment Amount;
(3) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the relevant Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(4) One or more existing or new Revolving Credit Lenders shall have agreed to acquire the Additional Revolving Commitment Amount.
(c) Upon the receipt of the Increase Request, the Administrative Agent shall direct the Arranger to solicit the acquisition of the Additional Revolving Commitment Amount by having existing Revolving Credit Lenders increase their respective Revolving Commitments then in effect, or by adding as new Revolving Credit Lenders with new Revolving Commitments hereunder Persons who are not then Revolving Credit Lenders (each a “New Revolving Credit Lender”), with the approval of the Administrative Agent, which shall not be unreasonably withheld or delayed, and the Company. Each existing Revolving Credit Lender shall have the right for a period of ten (10) Business Days following its receipt of the Increase Request to elect, by written notice to the Borrowers and the Administrative Agent, to acquire all or any part of the Additional Revolving Commitment Amount, which notice shall specify the amount such existing Revolving Credit Lender wishes to acquire (with each existing Revolving Credit Lender giving such notice being referred to herein as an “Increasing Revolving Credit Lender” and with such amount specified by such Increasing Revolving Credit Lender being referred to herein as a “Proposed Increase Amount”). If the total of the Proposed Increase Amounts exceeds the Additional Revolving Commitment Amount requested by the Borrowers, then the Additional Revolving Commitment Amount shall be allocated ratably among the Increasing Revolving Credit Lenders, with each Increasing Revolving Credit Lender’s allocation being a fraction, the numerator of which shall be the Proposed Increase Amount of such Increasing Revolving Credit Lender and the denominator of which shall be the sum of all of the Proposed Increase Amounts. No existing Revolving Credit Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by an existing Revolving Credit Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Revolving Credit Lender. New Revolving Credit Lenders will be solicited only if the total Proposed Increase Amounts are less than the Additional Revolving Commitment Amount requested by the Borrowers. The Borrowers shall cooperate and actively assist the Administrative Agent and the Arranger in connection with any such solicitation and shall reimburse the Administrative Agent and the Arranger for any reasonable out-of-pocket fees or expenses incurred in connection with such solicitation.

(d) An increase in the aggregate amount of the Aggregate Revolving Commitment Amount pursuant to this Section 2.7 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrowers, the other Loan Parties and each Increasing Revolving Credit Lender and each New Revolving Credit Lender, setting forth the new or increased Revolving Commitments of such Revolving Credit Lenders, together with a replacement or additional Revolving Note, as applicable, evidencing the new or increased Revolving Commitment of each affected Revolving Credit Lender, duly executed and delivered by the Borrowers and such evidence of appropriate corporate authorization on the part of the Borrowers and the other Loan Parties with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrowers and the other Loan Parties with respect to the increase in the Aggregate Revolving Commitment Amount as the Administrative Agent may reasonably request.
(e) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement, and this Agreement shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.
(f) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.7 that is not pro rata among all Revolving Credit Lenders, within five (5) Business Days, the Borrowers shall concurrently prepay such Revolving Loans in their entirety (but without any loss, cost or expense to the Borrowers, including any loss, cost or expense otherwise payable under Section 2.18) and, to the extent the Borrowers elect to do so and subject to the conditions specified in Sections 8.1 and 8.2 (which will be deemed satisfied under this Section 2.7(f) if the increase in the Additional Revolving Commitment Amount is satisfied for purposes of Section 2.7(b)), the Borrowers shall reborrow Revolving Loans from the Revolving Credit Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Revolving Credit Lenders in such proportion.
2.8 Funding of Borrowings.
(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by 3:00 p.m. on such proposed date, to an account maintained by the Company with the Administrative Agent or at the Company’s option, by effecting a wire transfer of such amounts to an account designated by the Company to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Company, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its pro rata share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(c) No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.9 Interest Elections.
(a) On the Closing Date, each Borrowing shall be an Index Rate Loan. After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, at no time shall the total number of LIBOR Borrowings outstanding exceed six and the aggregate principal amount of each LIBOR Borrowing shall be not less than $500,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing and each Index Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans and Index Rate Loans made pursuant to Section 2.5 or Section 2.6(d) may be made in lesser amounts as provided therein. If a Notice of Borrowing does not specify a Type, the Borrowers shall be deemed to have requested an Index Rate Borrowing.

(b) To make an election pursuant to this Section, the Company shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 12:00 noon one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or an Index Rate Borrowing and (y) prior to 12:00 noon three (3) Business Days prior to a continuation of or conversion into a LIBOR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a LIBOR Borrowing; and (iv) if the resulting Borrowing is to be a LIBOR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period.” If any such Notice of Continuation/Conversion requests a LIBOR Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month.
(c) If, on the expiration of any Interest Period in respect of any LIBOR Borrowing, the Company does not deliver a Notice of Conversion/Continuation pursuant to Section 2.9(b), then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to an Index Rate Borrowing. No Borrowing may be converted into, or continued as, a LIBOR Borrowing if a Default or an Event of Default exists and is continuing, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing. No conversion of any LIBOR Loans shall be permitted except on the last day of the Interest Period in respect thereof, except as required by Section 2.16(ii).
(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
2.10 Repayment of Loans.
(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.
(b) The principal amount of each Swingline Borrowing shall be due and payable on the Swingline Termination Date.
2.11 Interest on Loans. The Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(a) During such periods as such Loan is an Index Rate Loan, at a rate per annum equal to the Index Rate plus the relevant Applicable Margin in effect from time to time. The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.
(b) During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate plus the relevant Applicable Margin in effect from time to time. The rate at which interest accrues on the unpaid principal balance of the Base Rate Loans shall be changed effective as of the date of any change in the Base Rate.

(c) During such periods as such Loan is a LIBOR Loan, at a rate per annum equal to the LIBOR for the applicable Interest Period plus the relevant Applicable Margin in effect from time to time. The applicable LIBOR shall remain in effect until the end of the applicable Interest Period.
(d) While an Event of Default exists and is continuing or after acceleration, the Borrowers shall pay interest (“Default Interest”) with respect to (i) all LIBOR Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the earlier of (x) the date such Event of Default is cured or waived in accordance with the terms of this Agreement and (y) the last day of such Interest Period, and thereafter so long as such Event of Default is continuing or after acceleration, at the rate then in effect for Base Rate Loans, plus an additional 2% per annum, and (ii) with respect to all other Obligations hereunder, at the rate then in effect for Base Rate Loans, plus an additional 2% per annum.
(e) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Index Rate Loans shall be payable monthly in arrears on the last day of each calendar month and on the Commitment Termination Date or the Swingline Termination Date, as the case may be. Interest on all outstanding LIBOR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any LIBOR Loans having an Interest Period in excess of three months, on each day which occurs every three months, after the initial date of such Interest Period, and on the Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Company and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
2.12 Fees.
(a) The Borrowers shall pay to the Administrative Agent and the Arranger, for their own respective accounts, fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent and the Arranger.
(b) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender the applicable Unused Fee, which shall accrue from the date of this Agreement at the percentage applicable from time to time based on the Senior Funded Debt Ratio of the Company and its Subsidiaries on the daily amount of the unused Revolving Commitment of such Lender until the Commitment Termination Date. Accrued Unused Fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the date of this Agreement. For purposes of computing unused fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(c) The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Margin then applicable to Revolving LIBOR Loans, on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date) and (ii) for any period of time during which there are two or more Lenders, to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued letter of credit and fronting fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2010, and on the Commitment Termination Date (and if later, the date the LC Exposure shall be repaid in its entirety).
(d) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to paragraphs (b) and (c) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) and the pro rata payment provisions of Section 2.23 will automatically be deemed adjusted to reflect the provisions of this Section.
2.13 Computation of Interest and Fees. Interest with respect to Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 or 366 days, as applicable, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

2.14 Evidence of Indebtedness.
(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.9, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s pro rata share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b) At the request of any Lender (including the Swingline Lender) at any time, each Borrower agrees that it shall execute and deliver to such Lender a Revolving Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender, in the applicable amount of such Lender’s Commitment.
2.15 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any LIBOR Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing,
(1) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period or the Index Rate on such Index Rate Determination Date, or
(2) the Administrative Agent shall have received notice from any Lender that the applicable LIBOR or the Index Rate, as applicable, does not adequately and fairly reflect the cost to such Lender of making, funding or maintaining its LIBOR Loans for such Interest Period or its Index Rate Loans, as applicable, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Company and to the Lenders as soon as practicable thereafter. In the case of LIBOR Loans, until the Administrative Agent shall notify the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which it shall promptly do), (i) the obligations of the Lenders to make LIBOR Loans or Index Rate Loans or to continue or convert outstanding Loans as or into LIBOR Loans or Index Rate Loans shall be suspended and (ii) all such affected LIBOR Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto, and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrowers prepay such Loans in accordance with this Agreement. Unless the Company notifies the Administrative Agent at least one Business Day before the date of any LIBOR Revolving Loan Borrowing for which a Notice of Borrowing as to such Revolving Loan Borrowing has previously been given that the Borrowers elect not to borrow on such date, then such Revolving Loan Borrowing shall be made as a Base Rate Borrowing.
2.16 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBOR Loan or Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Company and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such suspension no longer exist (which it shall promptly do), the obligation of such Lender to make LIBOR Loans and Index Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Loans or Index Rate Loans, shall be suspended. In the case of the making of a LIBOR Revolving Loan Borrowing or Index Rate Revolving Loan Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Loan Borrowing and if the affected LIBOR Loan or Index Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such LIBOR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBOR Loan to such date, and immediately in the case of an Index Rate Loan. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
2.17 Increased Costs.
(a) Except with respect to Taxes, which are addressed in Section 2.19, if any Change in Law shall:
(1) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Index Rate or LIBOR) or the Issuing Bank; or
(2) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Index Rate Loans or LIBOR Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining an Index Rate Loan or a LIBOR Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Company (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) Business Days after the date of such notice and demand, the additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) Except with respect to Taxes, which are addressed in Section 2.19, if any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent company) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent company with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Company of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company for any such reduction suffered. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving demand hereunder and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company, as the case may be, specified in paragraph (a) or (b) of this Section, and the calculation thereof, shall be delivered to the Company (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.
2.18 Funding Indemnity. In the event of (a) the payment of any principal of a LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any LIBOR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender (other than a Defaulting Lender), within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such LIBOR Loan if such event had not occurred at LIBOR applicable to such LIBOR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Loan) over (B) the amount of interest that would accrue on the principal amount of such LIBOR Loan for the same period if LIBOR were set on the date such LIBOR Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such LIBOR Loan. A certificate as to any additional amount payable under this Section submitted to a Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

2.19 Taxes.
(a) Except as otherwise required by applicable law or regulation, any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.
(b) In addition, the Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.
(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Notwithstanding the foregoing, the Borrowers shall not be obligated to make payment to any of the Administrative Agent, Lender or Issuing Bank with respect to penalties, interest and expenses if (i) such amounts arose as a result of such party’s failure to timely pay such Indemnified Taxes or Other Taxes, (ii) written demand therefor was not made within 60 days from the date on which such party received a written notice of the imposition of Indemnified Taxes or Other Taxes, (iii) such amounts arose or accrued after the Borrowers’ satisfaction of their indemnification obligations under this Section 2.19(c), or (iv) such amounts are attributable to such party’s gross negligence or willful misconduct. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a governmental authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that becomes a party to this Agreement and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed original copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of a Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to a Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY, together with appropriate attachments, or W-8 EXP. Each such Foreign Lender shall deliver to the Borrowers and the Administrative Agent such forms on or before the Closing Date or the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the Internal Revenue Service for such purpose). Each Foreign Lender agrees to indemnify and hold the Borrowers harmless from any United States taxes, penalties, interest and other expenses, losses or costs incurred or payable as a result of the Borrowers’ reliance on the forms and certificates delivered by such Foreign Lender pursuant to this Section 2.19(e). For any period for which a Foreign Lender has failed to provide the forms and certifications contemplated by this Section 2.19(e), such Foreign Lender shall not be entitled to indemnification under Section 2.19 for any Indemnified Taxes imposed by the United States which would not have been imposed but for the failure of such Foreign Lender to provide such forms.

(f) On or prior to the date any Lender or Issuing Bank becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrowers and the Administrative Agent two accurate and complete copies of Internal Revenue Service Form W-9, or any subsequent versions or successors to such form. In addition, each such US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender. Each such US Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered Forms to the Borrowers (or any other form of certification developed by the Internal Revenue Service for such purpose).
(g) If the Administrative Agent, any Lender or Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent, such Lender or Issuing Bank agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such governmental authority; provided further that the Borrower shall not be required to repay the Administrative Agent, Lender or Issuing Bank an amount in excess of the amount paid over by such party to such Borrower pursuant to this Section 2.19(g). This Section 2.19 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
2.20 Optional Reduction and Termination of Commitments.
(a) Unless previously terminated, all Revolving Commitments shall terminate on the Commitment Termination Date, except that the Swingline Commitment shall terminate on the Swingline Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) from the Company to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole, provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Revolving Credit Lender, (ii) any partial reduction pursuant to this Section 2.20 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Revolving Credit Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
(c) The Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.23 will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
2.21 Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any LIBOR Borrowing, 12:00 noon not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or Index Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of Swingline Borrowings, prior to 12:00 noon on the date of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s pro rata share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.11; provided, that if a LIBOR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Loan Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

2.22 Mandatory Prepayments and Commitment Reductions.
(a) Upon the occurrence of any Equity Issuance by the Company or any of its Subsidiaries, the Borrowers shall prepay the Revolving Loans in an amount equal to the lesser of (x) the then outstanding principal amount of the Revolving Loans and accrued and unpaid interest thereon and (y) 100% of the Net Cash Proceeds of such Equity Issuance. Such prepayment shall be made within ten (10) Business Days after the date of such Equity Issuance and shall be applied toward the prepayment of the Revolving Loans as set forth in Section 2.22(d).
(b) Upon the incurrence of any Debt (as specified in clauses (a) and (j) of the definition thereof) by the Company or any of its Subsidiaries (excluding any Obligations), the Borrowers shall prepay the Revolving Loans in an amount equal to the lesser of (x) the then outstanding principal amount of the Revolving Loans and accrued and unpaid interest thereon and (y) 100% of the Net Cash Proceeds of such Debt. Such prepayment shall be applied within ten (10) Business Days after the date of such incurrence of Debt toward the prepayment of the Revolving Loans as set forth in Section 2.22(d).
(c) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof (within ten (10) Business Days after such Asset Sale, Purchase Price Refund or Recovery Event), the Borrowers shall prepay the Revolving Loans in an amount equal to the lesser of (x) the then outstanding principal amount of the Revolving Loans and accrued and unpaid interest thereon and (y) such Net Cash Proceeds. Such prepayment shall be applied on the 11th Business Day following such Asset Sale, Purchase Price Refund or Recovery Event toward the prepayment of the Revolving Loans as set forth in Section 2.22(d).
(d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.22 shall be applied to the prepayment of the Revolving Loans, but not the reduction of the Revolving Commitments. The application of any prepayment pursuant to this Section 2.22 shall be made, first, to Base Rate Loans, second, to Index Rate Loans and, third, to LIBOR Loans; provided that if such prepayment of LIBOR Loans would result in a breakage cost pursuant to Section 2.18(a), the Company shall have the option to direct the Administrative Agent to invest the prepayment otherwise required to be made on such LIBOR Loans in certificates of deposit or money market accounts issued by the bank serving as the Administrative Agent (but otherwise at the Company’s sole risk) until the end of the currently effective interest periods for such LIBOR Loans or such time as such LIBOR Loans may otherwise be prepaid without a breakage cost pursuant to Section 2.18(a); such investments shall be deemed to be additional collateral for the Obligations and held on the terms of Section 3 hereof. Each prepayment of the Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.21 or otherwise, the Borrowers shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, third to the Index Rate Loans to the fullest extent thereof, and finally to the LIBOR Loans to the full extent thereof. If after giving effect to prepayment of all Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall be required to provide cash collateral for the Letters of Credit pursuant to the foregoing sentence, the Borrowers shall effect the same by paying to the Administrative Agent, for the benefit of the Issuing Bank, immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent, for the benefit of the Issuing Bank, in a cash collateral account until the earlier to occur of (1) the date the affected Letters of Credit shall have been terminated or cancelled, and (2) the date the Revolving Credit Exposure of all Lenders no longer exceeds the Aggregate Revolving Commitment Amount, at which time the cash collateral shall be paid to the Company.
2.23 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any Unused Fee or Letter of Credit Fee (other than the fronting fee payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Percentages of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.
(c) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18 and 2.19 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(e) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Borrower in the amount of such participation.
(f) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with generally accepted banking industry rules on interbank compensation then in effect.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.5(b), 2.6(c) or 2.6(d), 2.6(e), 2.23(d) or 11.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.24 Mitigation of Obligations; Replacement of Lenders.
(a) Determination of amounts payable under Sections 2.16, 2.17, 2.18 or 2.19 in connection with a LIBOR Borrowing shall be calculated as though each Lender funded its LIBOR Borrowing through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR applicable to such LIBOR Borrowing, whether in fact that is the case or not. If any Lender is unable to make or maintain LIBOR Loans when other Lenders are able to make or maintain LIBOR Loans, requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.19, then, upon the Company’s written request to such Lender, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment requested by the Company.
(b) If any Lender is unable to make or maintain LIBOR Loans when other Lenders are able to make or maintain LIBOR Loans, requests compensation under Section 2.17, or if a Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.19, or if any Lender defaults in its obligation under Section 2.19(e) or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b), and the Borrowers shall be obligated to pay the recordation and processing fee referred to therein) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.18 (as though Section 2.18 were applicable) if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, and (iv) no Event of Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 2.17, 2.18 or 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to Sections 2.17, 2.18 or 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law or other event giving rise to such tax, increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such tax, increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
2.25 Defaulting Lender. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(a) the Borrowers will, not less than five (5) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (i) cash collateralize (in accordance with Section 2.6(g)) a portion of the obligations of the Borrower owed to the Issuing Bank and the Swingline Lender equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be, (ii) in the case of such Swingline Exposure, prepay all Swingline Loans or (iii) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(b) any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second, to the payments of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third, to the payment of post-default interest and then current interest due and payable to Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amount of such fees then due and payable to them, fifth, to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts then due and payable to them, sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh, after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

SECTION 3. Security.
3.1 Security Interest. Each Borrower hereby assigns and pledges to the Administrative Agent, for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a first priority security interest in all of such Borrower’s right, title and interest in and to the Collateral (subject to Liens permitted by this Agreement), whether now owned or hereafter acquired by such Borrower, including all proceeds of any and all of the foregoing or hereinafter-described Collateral (including, without limitation, proceeds that constitute property of the types described herein) and, to the extent not otherwise included, all policies of insurance on any property of such Borrower and all payments and proceeds under any such insurance (whether or not the Administrative Agent is the loss payee thereof, for the ratable benefit of the Lenders), or any indemnity warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral; all cash proceeds of the Collateral; and all books of account and records, including all computer software relating thereto. This Agreement secures the payment of all Obligations of the Borrowers now or hereafter existing or arising. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by each Borrower to the Administrative Agent and any of the Lenders but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.
3.2 Representations and Warranties Concerning the Collateral.
(a) All items of equipment and inventory of each Borrower with an aggregate book value in excess of $100,000 are located at the places specified in Schedule 3.2 hereto. During the five years immediately preceding the date of this Agreement, no Borrower nor any predecessor of any Borrower has used any corporate or fictitious name other than its current corporate name. No Borrower has any trade names. The chief executive office and mailing address of each Borrower is located at 11730 Plaza America Drive, Reston, Virginia 20190. The exact legal name of each Borrower is that indicated on the signature pages hereof. The Borrowers are organizations of the types, and are organized in the jurisdictions, set forth herein. The signature page hereof accurately sets forth each Borrower’s organizational identification number.

(b) The Borrowers are the legal and beneficial owners of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement or permitted by this Agreement. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in connection with the Existing Agreement as permitted by this Agreement such as may have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, relating to this Agreement or otherwise permitted by this Agreement .
(c) The Borrowers have exclusive possession and control of the Collateral.
(d) This Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations and, when properly perfected, shall constitute a valid perfected security interest in such Collateral, free and clear of all Liens except as created or permitted by this Agreement.
(e) Any inventory produced by a Borrower has been produced by such Borrower in compliance with all requirements of the Fair Labor Standards Act.
(f) Each Borrower represents and warrants as to each and every Receivable included in assets on the consolidated balance sheet of the Company and its Subsidiaries that: (1) it is a bona fide existing obligation, valid and enforceable to the knowledge of the Company against the Customer, for software installed or licensed, goods sold or leased or services rendered in the ordinary course of business; (2) it is subject to no dispute, defense or offset in an amount of greater than $1,000,000 except as disclosed in writing to the Administrative Agent or as reflected or reserved for in the financial statements delivered from time to time by the Borrowers to the Administrative Agent hereunder; (3) all instruments, chattel paper and other evidence of indebtedness issued to a Borrower with respect to any Receivable have been made available to the Administrative Agent, and, together with all supporting documents delivered to the Administrative Agent, are genuine, complete, valid and enforceable in accordance with their terms; (4) it is not subject to any material discount, allowance or special terms of payment except in the ordinary course of business or as disclosed in writing to the Administrative Agent; and (5) except as required by the Assignment of Claims Act, it is not and shall not be subject to any prohibition or limitation upon assignment.
(g) As of the Closing Date, no Borrower owns in fee any real property, other than the Condo Unit, or any leasehold estate in any real property with a term (including all renewal options) of more than 20 years.

3.3 Covenants Concerning the Collateral.
(a) Each Borrower shall promptly inform the Administrative Agent of (1) any dispute in excess of $1,000,000 with a Customer and (2) the bankruptcy, insolvency, receivership, assignment for the benefit of creditors or suspension of business of any material Customer of which such Borrower has knowledge. No Borrower shall compromise or discount any Receivable without the prior written consent of the Administrative Agent except for ordinary trade discounts or allowances for prompt payment or as otherwise deemed by such Borrower to be in its best commercial interests.
(b) Upon the written demand of the Administrative Agent, following the occurrence and during the continuation of an Event of Default, each Borrower shall establish and maintain a lockbox with the Administrative Agent and shall direct all Customers to make payments on Collateral to such lockbox by printing such direction on all invoices given to Customers. Each Borrower also shall remit to such lockbox or deliver to the Administrative Agent all payments on Collateral received by such Borrower. Such payments shall be remitted or delivered in their original form on the day of receipt. All notes, checks and other instruments so received by each Borrower shall be duly endorsed to the order of the Administrative Agent. The payments remitted to the lockbox and all payments delivered to the Administrative Agent shall be credited to a cash collateral account maintained by the Administrative Agent in the name of the Company over which the Administrative Agent shall have the exclusive power of withdrawal. All collected funds in such cash collateral account shall be applied to the Obligations by the Administrative Agent on each Business Day, whether or not the Obligations are then due.
(c) Upon the occurrence and during the continuation of an Event of Default, to facilitate direct collection of the Collateral, the Administrative Agent shall have the right to take over the post office boxes of the Borrowers or make other arrangements, with which the Borrowers shall cooperate, to receive the mail of each Borrower.
(d) The Borrowers shall execute all other agreements, instruments and documents and shall perform all further acts that the Administrative Agent may require with respect to Receivables owing by the Government to ensure compliance with the Assignment of Claims Act, provided that, as long as no Event of Default has occurred and is continuing, the Administrative Agent has no present intent to require, but reserves the right to so require, Assignment of Claims Act filings for any Government Contract.
(e) All of the inventory and equipment of each Borrower will be kept only at the locations set forth on Schedule 3.2, as amended from time to time upon written notice from the Company to the Administrative Agent, other than inventory and equipment with an aggregate book value of not more than $500,000. The Borrowers shall give the Administrative Agent prior written notice before any material inventory or equipment is moved or delivered to a location other than such designated places of business, and the lien and security interest of the Administrative Agent for the ratable benefit of the Lenders will be maintained despite the location of the inventory or equipment. Without the prior written consent of the Administrative Agent, no Borrower shall move or deliver inventory or equipment with a book value in any instance or in the aggregate of $500,000 or more to a location outside of the United States of America. The foregoing provisions shall not apply to inventory sold in the ordinary course of business of the Borrowers.

(f) Each Borrower shall have its equipment and inventory insured against loss or damage by fire, theft, burglary, pilferage, loss in transportation and such other hazards as the Administrative Agent shall reasonably specify, by insurers reasonably satisfactory to the Administrative Agent, in amounts reasonably satisfactory to the Administrative Agent and under policies containing loss payable clauses reasonably satisfactory to the Administrative Agent. Any such insurance policies, or certificates or other evidence thereof reasonably satisfactory to the Administrative Agent, shall be deposited with the Administrative Agent. Each Borrower agrees that the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in such policies and the proceeds of such policies thereof, and if any loss shall occur during the continuation of an Event of Default, the proceeds relating to the loss or damage of the equipment or inventory may be applied to the payment of the Obligations or to the replacement or restoration of the inventory or equipment damaged or destroyed, as the Administrative Agent may elect or direct. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to file claims under any insurance policies, to receive, receipt and given acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect to the collection, compromise, or settlement of any claims under any of the insurance policies.
(g) Each Borrower, at its expense, will defend the Collateral against any claims or demands adverse to the Administrative Agent’s security interest and will promptly pay when due all taxes or assessments levied against such Borrower on the Collateral, except for Liens created or permitted by this Agreement, or as contested by such Borrower in good faith and in appropriate proceedings, provided that the enforcement of any such claim or demand is stayed during the term of such contest and proceedings.
(h) Each Borrower shall provide the Administrative Agent such information as the Administrative Agent from time to time reasonably may request with respect to the Collateral, including, without limitation, statements describing, designating, identifying and evaluating all Collateral.
3.4 Perfection of Security Interest.
(a) Each Borrower hereby irrevocably authorizes the Administrative Agent, for the ratable benefit of the Lenders, at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9A of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9A of the Uniform Commercial Code of the State or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to the Administrative Agent promptly upon request. Each Borrower also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(b) Without providing at least 10 days’ prior written notice to the Administrative Agent, no Borrower shall change its name, its type of organization, jurisdiction of organization or other legal structure, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one. If a Borrower does not have an organizational identification number and later obtains one, such Borrower shall forthwith notify the Administrative Agent of such organizational identification number.
(c) If a Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper as part of the Collateral, such Borrower shall forthwith endorse, assign and deliver the same to the Administrative Agent, for the ratable benefit of the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify, provided that if no Default or Event of Default has occurred and is continuing, provisions of this paragraph shall not apply to promissory notes and tangible chattel paper with an aggregate face value of not greater than $500,000.
(d) For each deposit account that a Borrower at any time opens or maintains, such Borrower shall, at the Administrative Agent’s request, pursuant to a control agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the depositary bank to agree to comply at any time during the continuation of an Event of Default with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Borrower. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from such Borrower, unless an Event of Default has occurred and is continuing or would occur as a result thereof. The provisions of this paragraph shall not apply to (i) any deposit account for which a Borrower, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Borrower, the depositary bank and the Administrative Agent for the specific purpose set forth therein, (ii) deposit accounts for which the Administrative Agent is the depositary, (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s salaried employees, (iv) deposit accounts for which such Borrower is acting as an agent to distribute funds other than funds of the Borrower to a third party and (v) if no Default or Event of Default has occurred and is continuing, deposit accounts which in the aggregate hold funds not in excess of $500,000.

(e) If a Borrower shall at any time hold or acquire any certificated securities, such Borrower shall, upon the Administrative Agent’s written request therefor, forthwith endorse, assign and deliver the same to the Administrative Agent to be held as Collateral for the ratable benefit of the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by a Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, that Borrower shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the issuer to agree to comply during the continuation of an Event of Default with instructions from the Administrative Agent as to such securities, without further consent of such Borrower or such nominee. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by a Borrower are held by such Borrower or its nominee through a securities intermediary or commodity intermediary, such Borrower shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request, pursuant to a securities control agreement in form and substance reasonably satisfactory to the Administrative Agent, cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply during the continuation of an Event of Default with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of such Borrower or such nominee. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary and (ii) if no Default or Event of Default has occurred and is continuing, financial assets with an aggregate value not in excess of $500,000.
(f) If any goods with an aggregate book value in excess of $500,000 are at any time in the possession of a bailee, each Borrower shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and shall act upon the instructions of the Administrative Agent, without the further consent of such Borrower. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to the bailee.

(g) If a Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent, for the ratable benefit of the Lenders, control, under §9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Borrower that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Borrower to make alterations to the electronic chattel paper or transferable record permitted under UCC §9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to such electronic chattel paper or transferable record. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred and is continuing, to electronic chattel paper and transferable records with an aggregate book value not in excess of $500,000.
(h) If a Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, that Borrower shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent, for the ratable benefit of the Lenders, during the continuation of an Event of Default of the proceeds of any drawing under the letter of credit, with the Administrative Agent agreeing that the proceeds of any drawing under the letter to credit are to be applied to the payment of the Obligations, for the ratable benefit of the Lenders. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred and is continuing, to letters of credit with an aggregate face value not in excess of $500,000.
(i) If a Borrower shall at any time hold or acquire a commercial tort claim in excess of $500,000, that Borrower shall promptly notify the Administrative Agent in a writing signed by such Borrower of the brief details thereof and grant to the Administrative Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.
(j) If required by the Administrative Agent, each Borrower that owns any Intellectual Property that is registered with the United States Patent and Trademark Office or the United States Copyright Office, shall execute and deliver an Intellectual Property Assignment and shall record such Intellectual Property Assignment with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred and is continuing, to Intellectual Property with an aggregate value not in excess of $500,000.

(k) Each Borrower further agrees to take any other action reasonably requested by the Administrative Agent to insure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral, for the ratable benefit of the Lenders, including, without limitation, (1) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that such Borrower’s signature thereon is required therefor, (2) causing the Administrative Agent’s name to be noted as the Lender on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, held for the ratable benefit of the Lenders, (3) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, held for the ratable benefit of the Lenders, (4) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (5) obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Administrative Agent and (6) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.
3.5 Power of Attorney. Each Borrower appoints the Administrative Agent and any officer, employee or agent of the Administrative Agent, as the Administrative Agent from time to time may designate, as attorneys-in-fact for a Borrower to perform all actions necessary or desirable in the discretion of the Administrative Agent to enforce its security interest in the Collateral, for the ratable benefit of the Lenders, and to exercise such rights and powers as each Borrower might exercise with respect to the Collateral, all at the reasonable cost and expense of the Borrowers. Each Borrower agrees that neither the Administrative Agent nor any other such attorney-in-fact will be liable for any acts of omission or commission, nor for any error of judgment or mistake of law or fact, unless such acts constitute willful misconduct, gross negligence or a material breach of the material obligations of the Administrative Agent under this Agreement which breach continues after notice thereof has been given by the Borrowers. This power is coupled with an interest and is irrevocable so long as any Obligations are outstanding. The Administrative Agent agrees that it shall be entitled to exercise its rights under this Section 3.5 only upon the occurrence and during the continuation of an Event of Default.
3.6 Limitations on Obligations. It is expressly agreed by each Borrower that, notwithstanding any other provision of this Agreement, each Borrower shall remain liable under each Receivable and contract giving rise to each Receivable to observe and perform all the conditions and obligations to be observed and performed by each Borrower in accordance with and pursuant to the terms and provisions of each such Receivable and contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable or contract by reason of or arising out of this Agreement or the assignment of such Receivable or contract to the Administrative Agent, for the ratable benefit of the Lenders, or the receipt by the Administrative Agent, for the ratable benefit of the Lenders, of any payment relating to the Receivable pursuant to this Agreement, nor shall the Administrative Agent or any Lender be required or obligated in any manner to perform or fulfill any of the obligations of a Borrower under or pursuant to any Receivable or contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Receivable, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

SECTION 4. Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent and each Lender that:
4.1 Incorporation, Good Standing and Due Qualification. Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified as a foreign corporation or limited liability corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except when the failure to be so qualified would not have a Material Adverse Effect. As of the date of this Agreement, the Company has no Subsidiaries other than NCI Virginia, OTS and Karta, and no other Borrower has any Subsidiaries.
4.2 Power and Authority. The execution, delivery and performance by the Borrowers of the Loan Documents have been duly authorized by all necessary corporate actions and do not and will not (a) require any consent or approval of, or filing or registration with, any governmental agency or authority or the stockholders of a Borrower, other than the filing of financing statements as required by the UCC, filings required by the Assignment of Claims Act and other filings contemplated by any of the Loan Documents relating to the creation or perfection of a Lien on any of the Collateral; (b) contravene a Borrower’s articles or certificate of incorporation, articles or certificate of organization, or bylaws or operating agreement, as applicable; (c) result in a breach of or constitute a default under any material agreement or instrument to which a Borrower is a party or by which it or its material properties may be bound or affected other than those that would not, in any individual case or in the aggregate, have a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by a Borrower, except in favor of the Administrative Agent, for the ratable benefit of the Lenders; or (e) cause a Borrower to be in default under any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Borrower, except, in the cases of clauses (a), (c) and (e), compliance with, and filings and notices under, the Assignment of Claims Act and other filings contemplated by any of the Loan Documents relating to the creation or perfection of a Lien on any of the Collateral.
4.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors’ rights generally and general principles of equity.

4.4 Financial Statements. The Company has furnished to the Administrative Agent and each Lender (a) the audited balance sheet of the Company as of December 31, 2009, and the related statements of income, stockholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young and (b) the unaudited balance sheet of the Company as of September 30, 2010, and the related unaudited statement of income for the fiscal quarter and year-to-date period then ending, certified by a Principal Officer. Such financial statements are complete and fairly present in all material respects the financial condition of the Company as of the dates of such statements. Since the dates of such statements, there has been no material adverse change in the business, assets, liabilities (actual or contingent), results of operations or financial condition of the Borrowers taken as a whole.
4.5 Litigation; Environmental Matters.
(a) There is no pending or threatened action, investigation or proceeding against or affecting a Borrower before any court, governmental agency or arbitrator, that, in any one case or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Except that either individually or in the aggregate would not be reasonably be expected to have a Material Adverse Effect, no Borrower (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to its knowledge, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that would reasonably be expected to subject the Borrowers to any material Environmental Liability.
4.6 Ownership and Liens. Each Borrower has title to or leasehold interests in all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except Liens created or permitted by this Agreement or the other Loan Documents.
4.7 ERISA. No Borrower has incurred any material “accumulated funding deficiency” within the meaning of § 302 of ERISA or § 412 of the Code, nor has any Borrower incurred any material liability to the PBGC in connection with any “employee pension benefit plan” (as defined in § 3(2) of ERISA) established or maintained by a Borrower. None of the employee pension benefit plans (as defined above) or “welfare plans” (as defined in § 3(l) of ERISA) of a Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in § 406 of ERISA or § 4975 of the Code, that would subject a Borrower to any material liability or tax or penalty on prohibited transactions imposed by such §§ 406 or 4975. None of the Borrowers nor any ERISA Affiliate of any Borrower is now, or at any time in the past three (3) years has been, obligated to make contributions to a “multiemployer plan,” as such term is defined in § 4001(a)(3) of ERISA, with respect to which the withdrawal of any Borrower or any such ERISA Affiliate at any time would reasonably be expected to have a Material Adverse Effect. The only such multiemployer plans to which any Borrower is obligated to make contributions are those described on Schedule 4.7.

4.8 Taxes. Each Borrower has filed all tax returns (federal, state and local) required to be filed for all open tax years and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, except for such taxes being contested in good faith and as for which reserves are being maintained in accordance with GAAP. For purposes of this Agreement, an “open tax year” shall mean any tax year of the applicable Borrower with respect to which the applicable statute of limitations has not closed or has been waived or extended by agreement or otherwise.
4.9 Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of the Revolving Loans to refinance the existing Debt of the Borrowers under the Existing Agreement and to pay fees and expenses relating to this Agreement and the Loans, and to finance working capital needs, Capital Expenditures permitted by this Agreement, Permitted Acquisitions and the redemptions or repurchases of shares of the Capital Stock of the Company permitted pursuant to Section 6.6 and for other general corporate purposes of the Borrowers. No part of the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.” All Letters of Credit will be used for general corporate purposes.
4.10 Debt. No Borrower is in any manner directly or contingently obligated with respect to any Debt that is not permitted by this Agreement. No Borrower is in default with respect to any Debt.
4.11 Debarment and Suspension. No event has occurred and, to the knowledge of the Borrowers, no condition exists that may reasonably be expected to result in the debarment or suspension of a Borrower from any contracting with the Government, and no Borrower nor any Subsidiary of a Borrower nor any Affiliate of a Borrower (to the extent affiliated by reason of a Permitted Teaming Arrangement) has been subject to any such debarment or suspension prior to the date of this Agreement. No Government investigation or inquiry involving fraud, deception or willful misconduct has been commenced in connection with any Government Contract of a Borrower or a Subsidiary or any activities of any Borrower or any Subsidiary.
4.12 Material Contracts. No Borrower, Subsidiary or, to the knowledge of the Borrowers, any other party thereto is in material default under any Material Contract that would have a Material Adverse Effect.
4.13 Intellectual Property. As of the date hereof, the Borrowers and the Subsidiaries do not own or hold any registered copyrights, patents or trademarks, other than as listed on Schedule 4.13 attached hereto and other than such Intellectual Property that has not been used by the Borrowers in the past 12 months or from which no revenue in excess of $100,000 has been derived in the past 12 months. Each Borrower and each Subsidiary owns or has the right to use under valid license agreements or otherwise all Intellectual Property that is required or necessary for the conduct of the business of each Borrower and its Subsidiaries as now conducted to the knowledge of the Borrowers without any conflict with any rights of any other Person that would have a Material Adverse Effect.

4.14 True and Complete Information. All factual information (taken as a whole) previously furnished to the Administrative Agent or any Lender in connection with this Agreement by the Borrowers and each Subsidiary is, and all factual information (taken as a whole) furnished to the Administrative Agent or any Lender by the Borrowers and the Subsidiaries after the date of this Agreement will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
4.15 Integrated Business. The Borrowers and the Subsidiaries at all times will be, engaged as an integrated group in providing services and goods to their respective Customers. The integrated operation will require financing on such a basis that credit supplied to the Borrowers be made available from time to time to all Borrowers and Subsidiaries of the Borrowers, as required for the successful operation of the Borrowers and the Subsidiaries separately, and the integrated operation as a whole. In that connection, the Borrowers and the Subsidiaries will request that the Lenders provide the Loans to, and that the Issuing Bank issue the Letters of Credit for, the Borrowers to finance such operation. Each Borrower will derive benefit, directly and indirectly, from the credit so extended to the Borrowers, both in its separate capacity and as a member of the integrated group.
4.16 Employee Relations. Except for the agreement(s) set forth on Schedule 4.16, no Borrower is a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. No Borrower knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.
4.17 Burdensome Provisions. No Borrower is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or applicable law which is so unusual or burdensome as in the foreseeable future would be reasonably expected to have a Material Adverse Effect. No Borrower presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.
4.18 Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default. No event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default or event of default by any Borrower under any contract or judgment, decree or order to which any Borrower is a party or by which any Borrower or any of its material properties may be bound or which would require any Borrower to make any payment thereunder prior to the scheduled maturity date therefor, which would reasonably be expected to have a Material Adverse Effect.

4.19 Investment Company Act, Etc. Neither the Company nor any Subsidiary is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any governmental authority in connection therewith.
4.20 Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, and the repayment of the Debt under the Existing Agreement, the Borrowers, when taken as a whole, will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
4.21 OFAC. Neither the Company, nor any other Borrower nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
4.22 Patriot Act. Each of the Company, each other Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.23 Disclosure. The Borrowers have disclosed to the Administrative Agent and each Lender all agreements, instruments, and corporate or other restrictions to which the Borrowers or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.24 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof, the Closing Date and at and as of the date of the disbursement of any Loan or issuance of any Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, the making of the Loans and the issuance of the Letters of Credit.
SECTION 5. Affirmative Covenants. The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:
5.1 Maintenance of Existence. Each Borrower will preserve and maintain its corporate existence and good standing in the jurisdiction of its formation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where such failure to qualify as a foreign corporation would not have a Material Adverse Effect.
5.2 Maintenance of Records. Each Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Borrower. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers described above. No Borrower will move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 30 days’ prior written notice, and (b) filing, or authorizing the filing by the Administrative Agent of, financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.
5.3 Maintenance of Properties. Each Borrower will maintain, keep and preserve all of its properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, in all material respects.
5.4 Conduct of Business. Each Borrower will continue to engage in a business of substantially the same general type as conducted by it on the date of this Agreement and as otherwise defined in its articles or certificate of incorporation or bylaws, as applicable.
5.5 Maintenance of Insurance. Each Borrower will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, including, without limitation, insurance covering the inventory and equipment as required hereby.

5.6 Compliance with Laws. Each Borrower will comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and all Environmental Laws) except where the failure to so comply, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, such compliance to include, without limitation, paying, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property; provided that the Borrowers shall have the right to contest the applicability or enforcement of any taxes, assessments and governmental charges imposed upon it or upon its property subject to the maintenance of reserves required by GAAP in respect of any such contest.
5.7 Right of Inspection. At any reasonable time and from time to time, with reasonable notice, each Borrower will permit, except as prohibited by applicable law, the Administrative Agent or any agent or representative of the Administrative Agent to audit, examine and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Borrower, and to discuss the affairs, finances and accounts of each Borrower with any of its officers and directors and each Borrower’s independent accountants (the Borrowers having the right to notice of any meeting with their independent accountants and to have a representative of the Borrowers present at any such meeting), and to discuss the status of Government Contracts of each Borrower with the applicable contracting officers of the Borrower. The Administrative Agent agrees to give the Borrowers not fewer than two days’ prior written notice of taking any action described in the preceding sentence, and to obtain the Borrowers’ permission prior to contacting the contracting officer under any Government Contract, provided that if an Event of Default has occurred and is continuing, the Administrative Agent shall not be required to give such prior notice or obtain such permission. The Borrowers agree to reimburse the Administrative Agent for all reasonable audit and Collateral verification and examination expenses incurred by it with respect to each audit and Collateral verification of each Borrower conducted by the Administrative Agent, provided that such reimbursements shall not be required more frequently than once per calendar year unless an Event of Default has occurred and is continuing or is uncovered by such audit and Collateral verification, in which case all of the reasonable expenses of each audit and verification shall be paid by the Borrowers. If the Administrative Agent uses employees or Affiliates to perform the audits, the Borrowers’ reimbursement obligations shall be limited to the reasonable out-of-pocket expenses of the Administrative Agent that would have been paid to an independent auditing firm for such audits.
5.8 Reporting Requirements. The Borrowers will furnish to the Administrative Agent, at each address for the Administrative Agent specified in Section 11.1(a) (and the Administrative Agent will promptly after receipt provide copies thereof to each Lender):
(a) Monthly Financial Statements of the Company. As soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year, unaudited financial statements consisting of consolidated and (upon the request of the Administrative Agent) consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and (upon the request of the Administrative Agent) consolidating statements of income and changes in stockholders equity of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and for the report covering the last month of each quarter, stating in comparative form the respective variances between such consolidated figures and the Company’s operating plan or budget for such fiscal year, and all prepared in accordance with GAAP. Such financial statements shall be certified by a Principal Officer of the Company to fairly present in all material respects the financial condition of the Company as of the dates of such statements (subject to year-end adjustments) and shall be accompanied for the last fiscal month of each fiscal quarter by a Covenant Compliance Certificate for such period and a list of any outstanding Off-Balance Sheet Liabilities of the Borrowers;

(b) Annual Financial Statements of the Company. As soon as available and, in any event, within 120 days after the end of each fiscal year of the Company, audited financial statements consisting of the consolidated and (upon the request of the Administrative Agent) consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated and (upon the request of the Administrative Agent) consolidating statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, accompanied by an unqualified opinion thereon of an independent certified public accounting firm selected by the Company and acceptable to the Administrative Agent;
(c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Company by independent certified public accountants in connection with examination of the financial statements of the Company made by such accountants;
(d) Intentionally Deleted;
(e) Notice of Defaults and Events of Default. As soon as possible and, in any event, within five days after any Principal Officer of the Borrowers has knowledge of the occurrence of any Default and Event of Default that is continuing, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrowers with respect thereto;
(f) SEC Reports. Promptly after the same are sent or upon their becoming available, copies of (i) all Securities and Exchange Commission reports of the Borrowers, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Company to its public equity holders and (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Borrowers with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; provided that any such information shall be deemed delivered to the Administrative Agent upon the filing of such information with the Securities and Exchange Commission;
(g) Receivables and Bonded Contracts Detail. Within 30 days after the end of each fiscal quarter, (1) a contract backlog report for such fiscal quarter, reflecting all contracts of the Borrowers, the work completed and billed under such contracts, the work remaining to be completed and billed and the type and term of each contract, and an accounts receivable listing and aging for such fiscal quarter, and (2) a written report, in form and detail acceptable to the Administrative Agent, containing a description and status update of each Bonded Contract, listing all accounts receivable due under the Bonded Contracts; and summarizing any changes to the terms of the applicable Bond Indemnity Agreement;

(h) Management Changes. Written notice of any new appointments to the offices of the president, chief executive officer, chairman, chief financial officer or vice president of finance of any Borrower within 10 days after such appointment;
(i) Annual Operating Budget and Cash Flow. As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Company and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;
(j) Notice of Material Adverse Effect. Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of a Borrower or any Subsidiary which has had or would reasonably be expected to have a Material Adverse Effect;
(k) Material Contracts. Prompt written notice of the termination or breach by any Person of a Material Contract (to the extent any Borrower has actual knowledge of each termination or breach if such termination or breach is by a Person other than such Borrower);
(l) Government Contract Audits. Promptly after any Borrower’s receipt thereof, notice of any final decision of a contracting officer disallowing costs aggregating more than $250,000, which disallowed costs arise out of any audit of Government Contracts of any Borrower or would otherwise reasonably be expected to have a Material Adverse Effect;
(m) Environmental Matters. Notice of the occurrence of any event or any other development, of which any Borrower or any of its Subsidiaries has notices, by which any Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(n) Acquisition Documentation. At the time it provides an Acquisition Notice to the Administrative Agent, the Company shall deliver to the Administrative Agent (i) all material documents relating to the acquisition, (ii) unaudited fiscal year-to-date statements of the Target for the two most recent interim periods, and (iii) such additional documentation regarding the acquisition as the Administrative Agent shall reasonably require, to the extent available, including, without limitation, audited financial statements or a financial review of such Target, as applicable, for its two most recent fiscal years prepared by independent certified public accountants, and any due diligence reports (including, but not limited to, reports prepared by a firm of independent certified public accountant of nationally recognized standing and customer surveys) prepared by, or on behalf of, any Borrower with respect to the Target; provided, with respect only to this clause (iii), only to the extent available to the Borrowers without incurring material additional expense; and

(o) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrowers as the Administrative Agent and/or any Lender (acting through the Administrative Agent) from time to time reasonably may request.
5.9 Primary Operating Account. The Company agrees to maintain its Primary Operating Account with the Administrative Agent.
5.10 Additional Collateral, etc.
(a) With respect to any Property acquired after the Closing Date by the Company or any of its Subsidiaries (other than (w) Property with an aggregate book value not to exceed $100,000 at any time, (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.1(c)) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the ratable benefit of the Lenders, does not have a perfected Lien, the Company or the applicable Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement or by law or as may be requested by the Administrative Agent.
(b) With respect to any fee interest in any real property, or any leasehold estate in any real property with a term (including all renewal options) of more than 20 years, in each case having a value (together with improvements thereof) of at least $1,000,000, acquired after the Closing Date by the Company or any of its Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary subject to a Lien expressly permitted by Section 6.1(c)), the Company or the applicable Subsidiary shall promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the ratable benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the ratable benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
5.11 Further Assurances. The Company and each of its Subsidiaries shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company and each of its Subsidiaries will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Company or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization. Without limiting the generality of the foregoing, the Borrowers will use their commercially reasonable efforts to deliver to the Administrative Agent, within 60 days after the date of this Agreement, an access agreement from the landlord for the Company’s headquarters location in Reston, Virginia, in form and substance reasonably satisfactory to the Administrative Agent.

5.12 Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of all Loans to refinance the existing Debt of the Borrowers under the Existing Agreement and to pay fees and expenses relating to this Agreement and the Loans, and to finance working capital needs, Capital Expenditures permitted by this Agreement, Permitted Acquisitions and the redemptions or repurchases of shares of the Capital Stock of the Company permitted pursuant to Section 6.6 and for other general corporate purposes of the Borrowers. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
SECTION 6. Negative Covenants. The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:
6.1 Liens. No Borrower will create, incur, assume or permit to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:
(a) Liens in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Loan Documents;
(b) Permitted Bonding Company Liens and other Liens that are incidental to the conduct of the business of a Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of such Borrower, including Liens securing operating leases for equipment and software entered into by such Borrower in the ordinary course of its business and on commercially reasonable terms;
(c) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease or a Synthetic Lease) on any fixed assets provided that (1) any property subject to a purchase-money Lien is acquired by such Borrower in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (2) each such Lien shall attach only to the property so acquired and the proceeds thereof, and (3) the Debt secured by all such purchase money Liens shall not exceed at any time outstanding in the aggregate for all of the Borrowers the greater of $1,500,000 or 2.5% of Total Assets;

(d) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP;
(e) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP;
(f) Liens (1) incurred or deposits made (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt), statutory obligations and other similar obligations, or (2) arising as a result of progress payments under government contracts;
(g) the interest or title of any lessor or sublessor in Property leased under an operating lease or of any licensor or sublicensor in Property licensed to a Borrower;
(h) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use of such real property; and
(i) Liens not otherwise permitted hereunder that do not exceed $250,000 at any time outstanding.
6.2 Debt. No Borrower will create, incur, assume or permit to exist, any Debt, except: (a) the Obligations; (b) Subordinated Debt; (c) ordinary trade accounts payable, including operating leases for equipment and software entered into by a Borrower in the ordinary course of its business and on commercially reasonable terms; (d) Debt of a Borrower or any Subsidiary (including Debt arising out of a Capital Lease or a Synthetic Lease) secured by purchase-money Liens permitted by Section 6.1(c) of this Agreement; (e) unsecured Debt issued by a Borrower to a seller in connection with a Permitted Acquisition or arising out of any obligations to make earnout payments or other contingent payments in connection with a Permitted Acquisition, provided that in each case, such Debt shall be Subordinated Debt; (f) Guarantees in respect of Debt not prohibited hereunder, (g) intercompany Debt and Guarantees between the Borrowers, (h) unsecured debt not otherwise permitted by this Section 6.2 in an amount not to exceed $250,000 in the aggregate for all Borrowers and (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn in the ordinary course of business against insufficient funds, so long as such Debt is promptly repaid.
6.3 Mergers, etc. No Borrower will merge or consolidate with any Person, other than another Borrower, except in connection with a Permitted Acquisition.

6.4 Leases. No Borrower will create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases in existence on the date of this Agreement, (b) Capital Leases giving rise to purchase-money Liens permitted by this Agreement; and (c) leases (other than Capital Leases) that do not in the aggregate require any Borrower or any Subsidiary to make payments (including taxes, insurance, maintenance and similar expenses that such Borrower or such Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Company in excess of the greater of $4,000,000 or 2.5% of Total Assets.
6.5 Sale and Leaseback; Synthetic Leases. No Borrower will sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.
6.6 Restricted Payments. No Borrower or Subsidiary will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the form of common stock or equivalent equity interests of such Person, (b) to make dividends or other distributions payable to any Borrower (directly or indirectly through Subsidiaries), (c) intentionally deleted, (d) if no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, redemptions or repurchases of Capital Stock and options therefor held by employees who are terminating their employment with the Company and its Subsidiaries and (e) if no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, other redemptions or repurchases of shares of the Capital Stock of the Company listed on NASDAQ, in an aggregate amount not to exceed $25,000,000.
6.7 Sale of Assets. No Borrower will sell, lease, assign, transfer, license or otherwise dispose of, any of its now owned or hereafter acquired assets, except for (a) any inventory and Intellectual Property sold, licensed or leased in the ordinary course of business; (b) the Disposition of the Condo Unit; (c) the Disposition of assets (other than such inventory and Intellectual Property) no longer used or useful in the conduct of its business; (d) the Disposition of Cash Equivalents, Restricted Payments or any other Investment permitted hereunder; (e) discounts or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, to the extent permitted by this Agreement; and (f) other Dispositions for all Borrowers during any fiscal year, not to exceed, in the aggregate, the greater of $1,000,000 or 0.50% of Total Assets.
6.8 Investments, Loans, Etc. No Borrower will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness, Capital Stock or other equity interests or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
(a) Cash and Cash Equivalents;

(b) Travel advances or other advances in an aggregate amount not to exceed in aggregate amount for all Borrowers at any one time outstanding the greater of $500,000 or 0.40% of Total Assets, and which are made to any employee of a Borrower in the ordinary course of such Borrower’s business and in furtherance of such employee’s performance under a contract with a Customer;
(c) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower is exposed in the conduct of its business or the management of its liabilities;
(d) Permitted Acquisitions;
(e) Investments in deposit accounts in which the Administrative Agent has been granted a security interest under the Loan Documents;
(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(g) Receivables owing to a Borrower created or acquired in the ordinary course of business and payable on customary trade terms of such Borrower;
(h) Other Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof), less any realized returns on the respective investment not to exceed the original amount invested) at no time outstanding exceeds $500,000 in the aggregate for all Borrowers;
(i) Permitted Teaming Arrangements; and
(j) Investments in new Subsidiaries that become Borrowers in accordance with the terms of this Agreement.
6.9 Guaranties, etc. No Borrower will Guarantee the obligations of any Person, or permit any such Guarantees to exist, other than as otherwise permitted in this Agreement.
6.10 Acquisitions. Except for Permitted Acquisitions and Permitted Teaming Arrangements, no Borrower will form a Subsidiary, become a partner or joint venturer with any Person, or purchase or acquire all or substantially all of the assets of any Person, or any Capital Stock of or ownership interest in any other Person. Upon the acquisition or formation of a Subsidiary by a Borrower, such Borrower will cause such Subsidiary to execute and deliver to the Administrative Agent an Assumption Agreement.

6.11 Transactions with Affiliates. No Borrower will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than would be applicable in a comparable arm’s-length transaction with a Person not an Affiliate.
6.12 Fiscal Year; Accounting Policies; Organizational Documents; Material Contracts. No Borrower or Subsidiary will change its fiscal year or, except in accordance with GAAP or as required to improve internal controls over financial reporting or otherwise comply with the Sarbanes-Oxley Act of 2002, make any material change its accounting policies used in preparing the financial statements and other information described in Section 5.8(a). No Borrower or Subsidiary will amend, modify or change it articles of incorporation (or corporate charter or other similar organizational document), operating agreement, bylaws (or other similar document) or other agreements or documents with respect to its Capital Stock in any material respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Borrower or Subsidiary will, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except in the event that such amendments, modifications, cancellations or terminations would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.13 Limitation on Restricted Actions. No Borrower or Subsidiary will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Borrower on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Debt or other obligation owed to any Borrower, (c) make loans or advances to any Borrower, (d) sell, lease or transfer any of its properties or assets to any Borrower, or (e) act as a Borrower and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law or regulations, (iii) any document or instrument governing Debt incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses restricting leasehold interests or licenses, as applicable, entered into in the ordinary course of business.
6.14 Amendment of Subordinated Indebtedness. No Borrower or Subsidiary will, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Debt of such Borrower or Subsidiary if such amendment or modification would add or change any terms in a manner adverse to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

SECTION 7. Financial Covenants. The Borrowers agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:
7.1 Net Worth. The Company shall maintain as of the last day of each of its fiscal quarters Net Worth of not less than the Minimum Net Worth Compliance Level.
7.2 Senior Funded Debt Ratio. The Company shall maintain as of the last day of each of its fiscal quarters a Senior Funded Debt Ratio of not greater than 3.50 to 1.
7.3 Fixed Charge Coverage Ratio. The Company shall maintain a Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter of the Company, of not less than 1.50 to 1.
7.4 Capital Expenditures. The consolidated Capital Expenditures made in cash by the Company and its Subsidiaries during any fiscal year shall not exceed the greater of $2,000,000 or 2.00% of Total Revenues for such fiscal year (the “Annual Limit”); provided, that if the amount expended in any fiscal year is less than the Annual Limit for such fiscal year, the shortfall, not to exceed $1,000,000, may be carried over for expenditure in the next succeeding fiscal year.
For purposes of computing the financial covenants set forth in Sections 7.2 and 7.3 for any applicable test period, any Permitted Acquisition or permitted Disposition shall have been deemed to have taken place as of the first day of such applicable test period (giving effect on such day to the incurrence or satisfaction of any Funded Debt in connection with such Permitted Acquisition or Disposition).
SECTION 8. Conditions of Lending. The Closing and the initial disbursement of the Loans shall be subject to satisfaction of the following conditions precedent as of the date of execution and delivery of this Agreement:
8.1 Conditions Precedent to Closing. The Closing and the initial disbursement of the Loans shall be subject to the following conditions precedent:
(a) The Loan Documents shall have been appropriately completed, duly executed by the parties thereto, recorded where necessary and delivered to the Administrative Agent.
(b) All legal matters incident to the Loans shall be reasonably satisfactory to counsel for the Administrative Agent, and the Borrowers agree to execute and deliver to the Administrative Agent such additional documents and certificates relating to the Loans as the Administrative Agent reasonably may request.

(c) The Borrowers shall have paid such fees to the Administrative Agent, the Arranger and the Lenders (or to the Administrative Agent for the benefit of the Lenders) as are required to be paid by separate written agreements or fee letters by and between the respective parties.
(d) Financing statements in form and substance reasonably satisfactory to the Administrative Agent shall have been properly filed in each office where necessary to perfect the security interest of the Administrative Agent, for the ratable benefit of the Lenders, in the Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of the Collateral and all taxes and fees with respect to such recording and filing shall have been paid by the Borrowers.
(e) The Borrowers shall have delivered to the Administrative Agent (1) certified copies of evidence of all corporate and company actions taken by the Borrowers to authorize the execution and delivery of the Loan Documents, (2) certified copies of the articles or certificate of incorporation, bylaws, articles or certificate of organization and operating agreement of the Borrowers, (3) a certificate of incumbency for the officers of the Borrowers executing the Loan Documents, (4) a good standing certificate, dated not more than 30 days prior to the Closing Date, from the appropriate state official of any state in which the Borrowers are incorporated or qualified to do business, and (5) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.
(f) The Administrative Agent shall have received (1) an accounts receivable aging and a contract status and backlog report for the most recent fiscal quarter, in form and substance satisfactory to the Administrative Agent, (2) the financial statements of the Company for the period ended on September 30, 2010, and (3) a pro forma Covenant Compliance Certificate as of September 30, 2010, giving effect to the initial disbursement of the Loans, and certifying that no Default or Event of Default exists as of the Closing Date, nor would any Default or Event of Default occur after giving effect thereto.
(g) The Administrative Agent shall have received financing statement, judgment and tax lien searches reflecting that there are no Liens outstanding against the Collateral other than those created or permitted by this Agreement or the other Loan Documents.
(h) The Administrative Agent shall have received evidence that the insurance on the Collateral required by this Agreement has been obtained and is in full force and effect.
(i) The Administrative Agent shall have received a written opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent.
(j) There shall not have occurred a material adverse change since December 31, 2009, in the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrowers and their respective Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

(k) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (a) to materially and adversely affect the Borrowers or their respective Subsidiaries, or (b) to affect any transaction contemplated hereby or the ability of the Borrowers and their respective Subsidiaries or any other obligor under the guarantees or security documents to perform their respective obligations under the Loan Documents.
(l) All Debt of the Borrowers under the Existing Agreement shall be paid in full and the Existing Agreement shall be terminated.
(m) To the extent any Lender is a Defaulting Lender or a Potential Defaulting Lender, at the time of such Loan or issuance of such Letter of Credit, the LC Exposure or the Swingline Exposure to the Issuing Bank or the Swingline Lender, as the case may be, that would result therefrom is fully covered or eliminated by cash collateralizing the reimbursement obligations of the Borrowers with respect to such Letter of Credit or to obligations of the Borrowers to pay such Swingline Loan by an amount at least equal to the LC Exposure or the Swingline Exposure, as the case may be, of such Defaulting Lender or Potential Defaulting Lender, or that the Borrowers have made other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that no such cash collateralization will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.
8.2 Conditions Precedent to Each Disbursement. The disbursement and issuance of each Loan and Letters of Credit shall be subject to the following conditions precedent:
(a) No Default or Event of Default shall have occurred and be continuing.
(b) No event or condition shall have occurred which has a Material Adverse Effect.
(c) All representations and warranties of the Borrowers contained in the Loan Documents shall be true and correct in all material respects at the date of such disbursement, except for representations and warranties that relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).
(d) No change shall have occurred in any law or regulations thereunder or interpretations thereof that, in the opinion of counsel for the Administrative Agent, would make it illegal for the Administrative Agent or any Lender to make Loans, or for the Issuing Bank to issue Letters of Credit, hereunder.

(e) To the extent any Lender is a Defaulting Lender or a Potential Defaulting Lender, at the time of such Loan or issuance of such Letter of Credit, the LC Exposure or the Swingline Exposure to the Issuing Bank or the Swingline Lender, as the case may be, that would result therefrom is fully covered or eliminated by cash collateralizing the reimbursement obligations of the Borrowers with respect to such Letter of Credit or to obligations of the Borrowers to pay such Swingline Loan by an amount at least equal to the LC Exposure or the Swingline Exposure, as the case may be, of such Defaulting Lender or Potential Defaulting Lender, or that the Borrowers have made other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that no such cash collateralization will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.
8.3 Conditions to Subsidiaries Becoming Borrowers. Each Subsidiary of the Company acquired or formed after the Closing Date shall become a Borrower under this Agreement and shall satisfy the following conditions upon the acquisition or formation of such Subsidiary:
(a) The Subsidiary shall execute and deliver to the Administrative Agent an Assumption Agreement.
(b) The Administrative Agent shall have received an opinion of counsel to the Subsidiary, addressed to the Administrative Agent, covering such matters as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
(c) Financing statements in form and substance reasonably satisfactory to the Administrative Agent shall have been properly filed in each office where necessary to perfect the security interest of the Administrative Agent (held for the ratable benefit of the Lenders) in the Collateral of the Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens or security interests created or permitted by this Agreement or the other Loan Documents), all taxes and fees then due with respect to such recording and filing shall have been paid by such Subsidiary and the Administrative Agent shall have received such lien searches or reports as it shall reasonably require confirming that the foregoing filings and recordings have been completed.
(d) The Subsidiary shall have delivered the following documents to the Administrative Agent, each of which shall be certified as of the date on which it is to become a Borrower, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the Assumption Agreement and the other Loan Documents; (2) copies of the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Loan Documents.
(e) The Administrative Agent shall have received a certificate of good standing and qualification (or similar instrument) issued by the appropriate state official of the state of incorporation of the Subsidiary, dated not more than 30 days prior to the date of the applicable Loan Documents.

SECTION 9. Default.
9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a) Failure of a Borrower to pay any Obligation, including, without limitation, the principal of or interest on any Note or the Loans, or any reimbursement obligation in respect of any LC Disbursement or other amounts due under a Letter of Credit Agreement, when the same shall become due and payable, whether at maturity, or otherwise, and such failure shall continue for a period of ten days after written notice from the Administrative Agent or any Lender (which may be a computer generated late payment notice); or
(b) If a Borrower refuses to permit the Administrative Agent to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement; or
(c) Failure of a Borrower to perform or observe any covenant contained in Section 5.1 (with respect to a Borrower’s existence), Section 6 or Section 7 of this Agreement; or
(d) Failure of a Borrower to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this Section), within 30 days after the first to occur of (1) the date on which a Principal Officer obtains actual knowledge of such failure or (2) receipt of notice from the Administrative Agent or any Lender to the Company specifying such failure; or
(e) If any representation or warranty made or deemed made by a Borrower in this Agreement, any Loan Document or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any Covenant Compliance Certificate or financial statements) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or
(f) Any Borrower shall (i) default in any payment of principal of or interest on any Debt (other than the Debt hereunder) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Borrowers beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Debt hereunder) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Borrowers or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity; or (iii) any Borrower shall be in breach of or default under any Hedging Agreement with a Lender and shall have failed to cure such breach or default within any applicable grace or cure period set forth therein such that the Lender is entitled to terminate such Hedging Agreement; or (iv) any Borrower shall be in breach of or default under any Bond Indemnity Agreement and shall have failed to cure such breach or default within any applicable grace or cure period set forth therein; or

(g) Any Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of such Borrower or any substantial part of its property, or commences any proceeding relating to such Borrower under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or
(h) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against any Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower, the appointment shall not have been vacated; or
(i) Any judgment against a Borrower in excess of $1,000,000 or any attachment in excess of $1,000,000 against any property of a Borrower that remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending or unless such judgment is insured and the applicable carrier has acknowledged liability therefor; or
(j) If any of the following events shall occur or exist with respect to any Borrower or any employee benefit plan, pension plan, welfare plan or other plan established, maintained or to which contributions have been made by any Borrower, any Affiliate of any Borrower or any other Person that, together with a Borrower, would be treated as a single employer under § 4001 of ERISA, and that the same would have a Material Adverse Effect: (1) any prohibited transaction (as defined in § 406 of ERISA or § 4975 of the Code), (2) any reportable event (as defined in § 4043 of ERISA and the regulations issued thereunder), (3) the filing under § 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (4) the institution of proceedings by the PBGC under § 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or
(k) If a Borrower fails to give the Administrative Agent or any Lender any notice required by this Agreement within ten days after a Principal Officer of such Borrower has knowledge of the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or
(l) If a Change in Control shall occur; or

(m) If any Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government; or if a notice of debarment or notice of suspension shall have been issued to any Borrower or any Subsidiary; or if a notice of termination for default or the actual termination for default of any Material Contract, shall have been issued to or received by any Borrower or any Subsidiary; or
(n) The Loan Documents shall for any reason (other than any act or omission of the Administrative Agent or a Lender, including ceasing to maintain possession of any Collateral for which continued possession is necessary for perfection) cease to create a valid and perfected first priority security interest in any of the Collateral with a value in excess of $100,000 in the aggregate purported to be covered thereby, subject to Liens created or permitted by this Agreement or any Loan Document, or if any Loan Document ceases to be in full force and effect; or
(o) The occurrence of a specified event of default under any other Loan Document and the expiration of all applicable cure periods.
9.2 Remedies upon Default. After the occurrence and during the continuance of an Event of Default, the following provisions shall be applicable:
(a) In every such event (other than an event with respect to a Borrower described in Sections 9.1(g) or 9.1(h)), the Administrative Agent, at its option, may, and upon the written request of the Required Lenders, shall, terminate the Commitments (whereupon the Commitment of each Lender shall terminate immediately), terminate the obligations of the Lenders to make Loans, and the obligations of the Issuing Bank to issue Letters of Credit, under this Agreement, and to declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all rights and remedies of the Lenders against the Borrowers and any Collateral; and, if an Event of Default specified in either Section 9.1(g) or 9.1(h) shall occur, then the Commitments shall terminate automatically (whereupon the Commitment of each Lender shall terminate immediately and automatically), the obligations of the Lenders to make Loans shall terminate automatically, and the obligations of the Issuing Bank to issue Letters of Credit shall terminate automatically, and all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, shall become automatically immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the Administrative Agent may exercise all rights and remedies of the Lenders against the Borrowers and any Collateral. The Administrative Agent also, at its option, may, and upon the written request of the Required Lenders, shall, require the Borrowers to pay (for the benefit of the Issuing Bank), and the Borrowers agree to pay, to the Administrative Agent (for the benefit of the Issuing Bank) an amount of cash equal to the aggregate amount of the Letters of Credit then outstanding, and any amounts paid by the Borrowers shall be held by the Administrative Agent in a cash collateral account, over which the Administrative Agent shall have the exclusive power of withdrawal, for the benefit of the Issuing Bank, as security for the Obligations arising out of the Letters of Credit and the Letter of Credit Agreements.

(b) The Administrative Agent may foreclose its lien and security interest in the Collateral, held for the ratable benefit of the Lenders, in any way permitted by applicable law and shall have, without limitation, the remedies of a secured party under the UCC. The Administrative Agent may enter the premises of any Borrower in material compliance with the UCC without legal process and without incurring liability to any Borrower and remove the Collateral to such place or places as the Administrative Agent may deem advisable, or the Administrative Agent may require the Borrowers to assemble the Collateral and make the Collateral available to the Administrative Agent at a convenient place in material accordance with the UCC and, with or without having the Collateral at the time or place of sale, the Administrative Agent may, for the ratable benefit of the Lenders, sell or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales and upon such terms and conditions as the Administrative Agent may elect. The Administrative Agent shall give not less than ten Business Days’ prior written notice to the Borrowers of the time and place of any public sale of the Collateral or the time after which the Collateral may be sold in a private sale, which each Borrower agrees constitutes commercially reasonable notice. At any such sale the Administrative Agent or any Lender may be the purchaser, subject to the applicable provisions of the UCC.
(c) The Borrowers shall, at the request of the Administrative Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent (held for the ratable benefit of the Lenders) in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, without notice to or demand upon such Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, such Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Borrower as trustee for the Administrative Agent without commingling the same with other funds of such Borrower and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments. The Administrative Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Administrative Agent to the Obligations, ratably in favor of the Lenders, such proceeds to be immediately entered after final payment in cash or other immediately available funds of the items giving rise to them.

(d) Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default and the declaration of the Obligations to be immediately due and payable in accordance with the provisions of this Agreement, all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:
(1) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any advances made by the Administrative Agent with respect to the Collateral pursuant to Section 9.2(h);
(2) SECOND, to the payment of all reasonable out-of-pocket costs and expenses of each of the Lenders in connection with enforcing its respective rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender and the reasonable fees of appraisers, investment bankers or other professionals retained by the Administrative Agent to provide services to sell, collect or otherwise dispose of the Collateral;
(3) THIRD, to the payment of accrued fees and interest on the Swingline Loans;
(4) FOURTH, to the payment of all of the other Obligations consisting of accrued fees and interest, and including with respect to any Hedging Agreement between any Borrower and any Lender, or any Affiliate of a Lender, any fees, premiums and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;
(5) FIFTH, to the payment of the outstanding principal amount of the Swingline Loans;
(6) SIXTH, to the payment of the outstanding principal amount of the other Obligations and the payment or cash collateralization of the outstanding LC Exposure and including with respect to any Hedging Agreement between any Borrower and any Lender, or any Affiliate of a Lender, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;
(7) SEVENTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SIXTH” above; and
(8) EIGHTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Aggregate Exposure and obligations outstanding under the Hedging Agreements (if any) held by such Lender (and its Affiliates in the case of Hedging Agreement obligations) bears to the aggregate then outstanding Aggregate Exposure and obligations outstanding under the Hedging Agreements between any Borrower and any Lender or any Affiliate of a Lender of amounts available to be applied pursuant to clauses “FOURTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section.

(e) To the extent that the Obligations are now or hereafter secured by property other than the Collateral described herein or by the Guarantee, endorsement or property of any other Person, the Administrative Agent, at its option, may, and upon the written request of the Required Lenders, shall, proceed against such other Guarantee, endorsement or property upon the occurrence of and during the continuance of an Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Administrative Agent’s rights hereunder.
(f) Subject to Section 2.23(e), the Administrative Agent is hereby authorized at any time or from time to time after the demand for payment of the Obligations pursuant to Section 9.2(a), without prior notice to the Borrowers (any such notice being expressly waived by each Borrower), to setoff and apply any deposit (general or special, time or demand, provisional or final) or investment account at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Administrative Agent or any Lender, whether or not any such deposit or indebtedness is then due, to or for the credit or account of any Borrower against any and all of the Obligations. The Administrative Agent shall give written notice of any setoff to the Borrowers.
(g) EACH BORROWER, HAVING KNOWLEDGE THAT IT MAY BE ENTITLED TO NOTICE AND A HEARING PRIOR TO REPOSSESSION OF THE COLLATERAL, WAIVES ANY RIGHT THAT IT MAY HAVE TO NOTICE OF FORECLOSURE, OTHER THAN NOTICES REQUIRED BY THE UCC, TO ANY HEARING THAT MAY BE HELD RELATING TO FORECLOSURE, AND TO ANY NOTICE THAT MAY BE REQUIRED TO BE GIVEN BY THE ADMINISTRATIVE AGENT OR ANY LENDER PRIOR TO SUCH HEARING, OTHER THAN THE NOTICES OR HEARINGS REQUIRED BY THE LOAN DOCUMENTS, THE UCC OR ANY OTHER APPLICABLE LAW. THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH BORROWER EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
(h) The Administrative Agent itself may perform or comply, or otherwise cause performance or compliance, for the ratable benefit of the Lenders, with the obligations of a Borrower contained in this Agreement, including, without limitation, the obligations of each Borrower to defend and insure the Collateral. The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the Federal Funds Rate plus 2%, from the date such expenses are paid until the same are repaid, shall be payable by the Borrowers to the Administrative Agent on demand and shall constitute Obligations.

SECTION 10. The Administrative Agent.
10.1 Appointment of Administrative Agent.
(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
10.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2(b)), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2(b)) or in the absence of its own gross negligence or willful misconduct or a breach by the Administrative Agent of its specific and express obligations to the Lenders under this Agreement as determined by a final non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Company or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 8 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties. The Administrative Agent agrees to exercise such care in performing its duties hereunder as it would for loans for its sole benefit.
10.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
10.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining in the absence of the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement in the absence of the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.

10.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
10.6 Administrative Agent’s Reimbursement and Indemnification by Lenders. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Aggregate Exposure Percentages (or, if the Commitments have been terminated, in proportion to their Aggregate Exposure Percentages immediately prior to such termination) (i) for any amounts not reimbursed by any Borrower for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery and administration of the Loan Documents and the out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent on behalf of the Lenders, in connection with the enforcement of the Loan Documents (including, without limitation, in each case, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 11.3 shall, notwithstanding the provisions of this Section 10.6, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.6 shall survive payment of the Obligations and termination of this Agreement.

10.7 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.
10.8 Successor Administrative Agent.
(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Company provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 10.8 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Company and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, at the close of business of the Administrative Agent on a date specified in such notice (which date may not be less than three Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
10.9 Authorization to Execute other Loan Documents; Collateral.
(a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents. Each Lender agrees that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.
(b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.
(c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) the release of a Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) the release of any Lien on any assets which are Disposed of in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9(c).
(d) Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower) in respect of) all interests retained by any Borrower including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

10.10 Other Agents. Neither the Arranger nor any other titled agent shall have any obligations, responsibilities or duties under this Agreement or under any other Loan Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders or as Administrative Agent or Issuing Bank hereunder. Each Lender and each Borrower agrees that the Administrative Agent shall have the right, in its reasonable discretion, to designate or appoint any Lender as a titled agent.
10.11 Benefits of Article 10. Other than the first and second sentences of Section 10.8(a) and Section 10.9(d), none of the provisions of this Article 10 shall inure to the benefit of any Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrowers nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 10.
SECTION 11. Miscellaneous.
11.1 Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	NCI, Inc.
11730 Plaza America Drive
Reston, Virginia 20190
Attention: Michelle Cappello
Telecopy Number:

With a copy of notices of Defaults or Events of Default to:	Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard
14th Floor
McLean, VA 22102
Attention: Craig Chason, Esq.
Telecopy Number: (703) 770-7901

To the Administrative Agent or Swingline Lender:	SunTrust Bank
8330 Boone Blvd.
Suite 700
Vienna VA 22182-2624
Attention: Linda Bergmann, Senior Vice President
Telecopy Number: 703-442-1613

With a copy (other than reports required under Section 5.8) to:	Hunton & Williams LLP
1751 Pinnacle Drive
Suite 1700
Mclean, VA 22102
Attention: Kevin F. Hull, Esq.
Telecopy Number: (703) 714-7410

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Phil Acuff
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the Applicable Lending Office for such Lender
(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications to any party shall be effective when received by such Person at its address specified in this Section 11.1, or upon refusal to accept receipt of such notice.

(c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company and any other Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The joint and several obligations of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
11.2 Waiver; Amendments.
(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or unreimbursed LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the method of calculating any of the foregoing, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or unreimbursed LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.23(d) or 2.23(e), or any other provision hereof relating to pro rata sharing of payments among the Lenders, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release Collateral securing any of the Obligations or agree to subordinate any Lien in such Collateral to any other creditor of a Borrower or any Subsidiary without the consent of each Lender, other than Collateral that the Borrowers are entitled to sell or otherwise dispose of pursuant to Section 6.7 and other Collateral with an aggregate value not to exceed $1,000,000 in any fiscal year of the Company; (vii) consent to any assignment by any Borrower of its rights or obligations hereunder without the consent of each Lender, (viii) increase the aggregate of all Commitments (other than pursuant to Section 2.7) without the consent of all of the Lenders; or (ix) if there are any guarantors of the Obligations at any time, release any such Guarantor without the consent of all Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Each Lender shall reply within ten (10) Business Days after the Administrative Agent’s written request for approval action to be taken by it or any Lenders hereunder, or such lesser time as may be reasonably determined by the Administrative Agent due to time constraints in the Loan Documents and specified in the request for approval. In the event any Lender fails to reply to a request for approval from the Administrative Agent within fifteen (15) Business Days (or such shorter period of time as may be requested by the Administrative Agent for actions that are reasonably required to preserve or protect the Collateral), such Lender shall be deemed to have approved any matters set forth in the request for approval. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of any Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

11.3 Expenses; Indemnification.
(a) The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and the Arranger, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of one set of outside counsel for the Administrative Agent and the Lenders, as selected by the Administrative Agent, including special insolvency counsel and local counsel, but not separate counsel for any Lender) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, each Related Party of such Person, and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or Affiliate of such Indemnitee or (y) result from a claim brought by the Borrowers against an Indemnitee for material breach of such Indemnitee’s material obligations hereunder or under any other Loan Document which breach continues after notice thereof has been given to such Indemnitee by the Borrowers, if the Borrowers have obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction.

(c) Intentionally Deleted.
(d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(e) To the extent permitted by applicable law, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(f) All amounts due under this Section shall be payable promptly after written demand therefor.
11.4 Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(1) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(1)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(3) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(1)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (x) for assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) for assignments by Defaulting Lenders; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(4) Assignment and Assumption. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500 (which shall be waived for any assignment between Lenders or between any Lender and its Affiliate (so long as, in each case, the assignee is not a Defaulting Lender or a Potential Defaulting Lender)), (C) an administrative questionnaire (in form and substance reasonably satisfactory to the Administrative Agent) unless the assignee is already a Lender and (D) the documents required under Section 2.20(e) if such assignee is a Foreign Lender.
(5) No Assignment to Borrower. No such assignment shall be made to any Borrower or any of any Borrower’s Affiliates or Subsidiaries.
(6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4.
(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.23 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Borrower or any guarantor or limit the liability of any such Borrower or guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Loan Documents; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.5 Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State.
(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Eastern District of Virginia, and of any state court of the Commonwealth of Virginia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their respective properties in the courts of any jurisdiction.
(c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
(e) The representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been given and undertaken by the Borrowers jointly and severally.

11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, subject to Section 2.23(e), at any time or from time to time upon the occurrence and during the continuance of an Event of Default and the demand for payment of the Obligations pursuant to Section 9.2(a), without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
11.9 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, 11.3, 11.11 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information provided to it by the Borrowers or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, and their respective accountants, legal counsel and other professional advisors (provided that all such Persons shall have agreed in writing to keep such information confidential in accordance with the terms of this Section), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or governmental authority having jurisdiction over the disclosing Administrative Agent, Issuing Bank or Lender, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 11.11, to any actual or prospective assignee or Participant, or (vii) with the prior written consent of the Company. Non-public information with respect to the Borrowers or any Subsidiary which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party, or their accountants, legal counsel or other professional advisors, of any of the foregoing from a source other than the Borrowers may be used by the recipient but not further disclosed, other than in compliance with to clause (i) above. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
11.13 Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.
11.14 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.
11.15 Accounting Terms. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company delivered pursuant to Section 5.8(a); provided, that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company, the Administrative Agent and the Required Lenders. Notwithstanding any other provision contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

11.16 Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. Each Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWERS: NCI, INC., a Delaware corporation Organizational Identification Number: 4006180
By:	/s/ Charles K. Narang
	Name:	Charles K. Narang
	Title:	Chairman & Chief Executive

NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation Organizational Identification Number: 03500824
By:	/s/ Charles K. Narang
	Name:	Charles K. Narang
	Title:	Chairman & Chief Executive

OPERATIONAL TECHNOLOGIES SERVICES, INC., a Delaware corporation Organizational Identification Number: 2153211
By:	/s/ Charles K. Narang
	Name:	Charles K. Narang
	Title:	Chairman & Chief Executive

KARTA TECHNOLOGIES, INC., a Texas corporation Organizational Identification Number: 0101732800
By:	/s/ Charles K. Narang
	Name:	Charles K. Narang
	Title:	Chairman & Chief Executive
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ADMINISTRATIVE AGENT: SUNTRUST BANK, a Georgia banking corporation
By:	/s/ Linda Bergmann
Linda Bergmann
Senior Vice President
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER: SUNTRUST BANK, a Georgia banking corporation
By:	/s/ Linda Bergmann
Linda Bergmann
Senior Vice President

Applicable Lending Office:
SunTrust Bank
8330 Boone Blvd.
Suite 700
Vienna VA 22182-2624
Attention: Linda Bergmann, Senior Vice President
Telecopy Number: 703-442-1613
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER: CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank
By:	/s/ Tracy Van Riper
Tracy Van Riper
Senior Vice President

Applicable Lending Office:
Citizens Bank of Pennsylvania
8521 Leesburg Pike, Suite 405
Vienna, Virginia 22182
Attention: Tracy Van Riper, Senior Vice President
Telecopy Number: (703) 610-6070
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER: BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation
By:	/s/ Daniel T. Laurenzi
Daniel T. Laurenzi
Vice President

Applicable Lending Office:
Branch Banking and Trust Company
8200 Greensboro Drive, Suite 800
McLean, Virginia 22102
Attention: Daniel T. Laurenzi, Vice President
Telecopy Number: 703-442-5544
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER: CAPITAL ONE, N.A., a national banking association
By:	/s/ Joseph C. Costa
Joseph C. Costa
Senior Vice President

Applicable Lending Office:
Capital One, N.A.
1680 Capital One Drive, 10th Floor
McLean, Virginia 22102
Attention: Joseph C. Costa, Senior Vice President
Telecopy Number: 703-720-2022

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